    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              NCS HEALTHCARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                                    Delaware
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)
                                      5912
                          (PRIMARY STANDARD INDUSTRIAL
                            CLASSIFICATION CODE NO.)
                                   34-1816187
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                       3201 Enterprise Parkway, Suite 220
                             Beachwood, Ohio 44122
                                 (216) 514-3350
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 Jon H. Outcalt
                             Chairman of the Board
                              NCS HealthCare, Inc.
                       3201 Enterprise Parkway, Suite 220
                             Beachwood, Ohio 44122
                                 (216) 514-3350
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                                Thomas F. McKee
                           Calfee, Halter & Griswold
                        1400 McDonald Investment Center
                              800 Superior Avenue
                             Cleveland, Ohio 44114
                                 (216) 622-8200
                              Frederick W. Kanner
                                Dewey Ballantine
                          1301 Avenue of the Americas
                            New York, New York 10019
                                 (212) 259-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /











============================================================================================================
                                       CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS OF SECURITIES                PROPOSED MAXIMUM               AMOUNT OF
                   TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value(2)...............        $121,468,750               $41,886.00
============================================================================================================

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Class A Common Stock on The Nasdaq Stock Market's National Market on August 28, 1996.

(2) Includes shares of Class A Common Stock which the Underwriters have the option to purchase to cover over-allotments.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 30, 1996

PROSPECTUS
                                3,250,000 SHARES

                                  [NCS LOGO]

                              NCS HEALTHCARE, INC.

                              CLASS A COMMON STOCK
                            ------------------------

     Of the 3,250,000 shares of Class A Common Stock offered hereby, 3,000,000 shares are being offered by NCS HealthCare, Inc. ("NCS" or the "Company") and 250,000 shares are being offered by the Selling Stockholders named under "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

     The Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol "NCSS." On August 28, 1996, the last sale price of the Class A Common Stock as reported by Nasdaq was $32.00 per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================
                                                 UNDERWRITING                        PROCEEDS TO
                               PRICE TO         DISCOUNTS AND      PROCEEDS TO         SELLING
                                PUBLIC          COMMISSIONS(1)      COMPANY(2)      STOCKHOLDERS
- --------------------------------------------------------------------------------------------------
Per Share                          $                  $                 $                 $
- --------------------------------------------------------------------------------------------------
Total(3)                           $                  $                 $                 $
==================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated
    at $       .

(3) The Company has granted the Underwriters a 30-day option to purchase up to 487,500 additional shares of Class A Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $       , $       and $       ,
    respectively. See "Underwriting."
                            ------------------------

     The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on
or about                , 1996 at the offices of Smith Barney Inc., 333 West
34th Street, New York, New York 10001.

                            ------------------------
SMITH BARNEY INC.
                 WILLIAM BLAIR & COMPANY

                                   MONTGOMERY SECURITIES

                                                MCDONALD & COMPANY
               , 1996                                   SECURITIES, INC.

                              MAP OF UNITED STATES
                       DEPICTING DISTRIBUTION FACILITIES
                         AND THE COMPANY'S HEADQUARTERS

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.
                                ---------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered by prospective investors.

                                  THE COMPANY

     NCS HealthCare, Inc. ("NCS" or the "Company") is a leading independent provider of pharmacy services to long-term care institutions including skilled nursing facilities, assisted living facilities and other institutional health care settings. The Company purchases and dispenses prescription and non-prescription pharmaceuticals and provides client facilities with related management services, automated medical recordkeeping, drug therapy evaluation and regulatory assistance. The Company also provides a broad array of ancillary health care services to complement its core pharmacy services, including infusion therapy, physical, speech and occupational therapies and nutrition management. NCS currently provides pharmacy services to approximately 81,000 residents at over 975 facilities located in Ohio, Pennsylvania, Indiana, Michigan, Illinois, New Hampshire, Maine, New Jersey, Oregon, Washington and Oklahoma.

     Based on data from industry sources, the U.S. market for pharmacy services in long-term care facilities exceeded $3.5 billion in 1994. The Company believes that several factors are driving market growth, including the aging of the U.S. population, the increasing number of patients receiving care in non-hospital settings such as long-term care institutions and the increasing acuity levels of patients receiving care in long-term care institutions.

     The institutional pharmacy services market is highly fragmented and consolidating. Prior to the 1970s, retail pharmacies fulfilled the pharmacy needs of most long-term care institutions. Today, long-term care institutions are typically served by one of three types of providers: retail pharmacies, long-term care facility operators with captive pharmacy companies and independent pharmacy companies, like NCS. The Company believes that retail pharmacies and, to a lesser extent, small independent pharmacy companies, generally lack the sophistication, scale economies, breadth of services and capital necessary to compete in an increasingly competitive and regulated business environment. As a result, the Company believes that the industry will continue to consolidate at the expense of these providers.

     NCS's strategy is to capitalize on industry trends and Company expertise to strengthen its position as a leading provider of high quality, integrated pharmacy and related services to institutional clients. The Company intends to implement this strategy by identifying and standardizing "best practices," cross marketing its services across its customer base to generate internal growth, utilizing its proprietary technology to deliver information, providing a broad array of ancillary health care services to complement its core pharmacy services and continuing its aggressive acquisition and development program. Since 1986, NCS has completed 19 acquisitions, and since the Company's initial public offering in February 1996, NCS has completed seven acquisitions, as set forth in the table below:

      NAME OF ACQUISITION          NUMBER OF BEDS/RESIDENTS              SERVICE AREA
- -------------------------------    ------------------------     ------------------------------
Care Plus Pharmacy.............              1,700              Central Illinois
Uni-Care Health Services.......              9,200              New Hampshire, Maine
Family Care Nursing Home
  Services.....................              1,950              Southern Illinois
Advanced Rx Services...........              2,800              New Jersey
IPAC Pharmacy..................              6,250              Oregon and Washington
Thrifty Medical Systems........              6,000              Oklahoma
Medical Arts Pharmacy..........              2,160              Central Michigan
                                           -------
          Total................             30,060
                                           =======

     As a result of these acquisitions the Company has expanded its geographic presence into seven new states. The cumulative purchase price for these seven acquisitions was $52.4 million, payable in a combination of cash, Class A Common Stock and the assumption of debt. The Company intends to continue to expand through acquisitions.

                                  THE OFFERING

Class A Common Stock being offered by:
  The Company.........................................  3,000,000 shares(1)
  The Selling Stockholders............................  250,000 shares
Class A Common Stock outstanding after the
  offering............................................  9,098,690 shares(1)(2)
Class B Common Stock outstanding after the
  offering............................................  6,445,819 shares(3)
Use of proceeds.......................................  For working capital and general corporate purposes, including
                                                        acquisitions, and to repay
                                                        indebtedness
Nasdaq National Market symbol.........................  NCSS

- ---------------

(1) Excludes up to 487,500 shares of Class A Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Based upon the number of shares of Class A Common Stock outstanding as of August 26, 1996. Excludes, as of such date, (i) an aggregate of 103,018 shares issuable upon exercise of options granted under the Company's option plans, and (ii) an aggregate of 651,281 shares issuable upon the conversion of convertible debentures. See "Management -- Executive Compensation" and
    Note 7 of Notes to Consolidated Financial Statements of the Company.

(3) Excludes an aggregate of 164,550 shares of Class B Common Stock issuable upon exercise of outstanding options. Each share of Class B Common Stock is entitled to ten votes per share and is convertible at any time into one share of Class A Common Stock. See "Risk Factors -- Potential Effect of Anti-Takeover Provisions and Certain Provisions of Delaware Law" and "Description of Capital Stock."

                                ---------------

     Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriters' option to purchase from the Company up to 487,500 additional shares of Class A Common Stock to cover over-allotments, if any.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

              (In thousands, except per share and operating data)

                                                          YEAR ENDED JUNE 30,
                                    ---------------------------------------------------------------
                                                                                     1996
                                                                            -----------------------
                                     1992      1993      1994      1995      ACTUAL    PRO FORMA(1)
                                    -------   -------   -------   -------   --------   ------------
STATEMENT OF INCOME DATA:
Revenues........................... $28,478   $33,620   $48,205   $65,602   $113,281     $177,536
Cost of revenues...................  21,106    24,646    34,288    46,570     82,415      130,845
                                    -------   -------   -------   -------   --------     --------
Gross profit.......................   7,372     8,974    13,917    19,032     30,866       46,691
Selling, general and administrative
  expenses.........................   5,964     7,037    10,531    14,539     22,236       33,749
Special compensation (2)...........      --        --        --        --      2,811        2,811
                                    -------   -------   -------   -------   --------     --------
Operating income...................   1,408     1,937     3,386     4,493      5,819       10,131
Interest expense, net..............      59       428       525     1,089      1,611        1,605
                                    -------   -------   -------   -------   --------     --------
Income before income taxes.........   1,349     1,509     2,861     3,404      4,208        8,526
Income tax expense.................     632       696     1,327     1,536      1,852        3,750
                                    -------   -------   -------   -------   --------     --------
Net income......................... $   717   $   813   $ 1,534   $ 1,868   $  2,356     $  4,776
                                    =======   =======   =======   =======   ========     ========
Net income per share............... $  0.11   $  0.13   $  0.24   $  0.28   $   0.26     $   0.38
                                    =======   =======   =======   =======   ========     ========
Shares used in the computation.....   6,303     6,303     6,424     6,764      8,971       12,695
                                    =======   =======   =======   =======   ========     ========
OPERATING DATA (AT END OF PERIOD):
Number of beds serviced............  18,000    20,000    25,000    37,000     63,000

                                                                                 JUNE 30, 1996
                                                                            -----------------------
                                                                                       PRO FORMA AS
                                                                             ACTUAL    ADJUSTED(3)
                                                                            --------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................   $ 21,460     $ 90,168
Working capital..........................................................     48,336      121,658
Total assets.............................................................    110,668      218,510
Long-term debt, excluding current portion................................      1,961        5,049
Convertible subordinated debentures......................................      6,549        6,549
Stockholders' equity.....................................................     91,100      192,300

- ---------------

(1) Gives effect to acquisitions completed subsequent to June 30, 1995 and to the sale by the Company in February 1996 of 4,476,000 shares of Class A Common Stock and the application of the net proceeds therefrom as if such transactions had occurred as of July 1, 1995. See "Pro Forma Consolidated Financial Data" and Note 8 of Notes to Consolidated Financial Statements of the Company.

(2) Represents a one-time, non-recurring charge in connection with the termination of certain compensation and performance incentive arrangements with the prior owners of certain acquired businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Gives effect to acquisitions completed subsequent to June 30, 1996 and to the sale of the 3,000,000 shares of Class A Common Stock offered by the Company hereby (at an assumed public offering price of $32.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." See "Pro Forma Consolidated Financial Data."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the shares of Class A Common Stock offered hereby. This Prospectus includes, in addition to historical information, forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those described elsewhere in this Prospectus.

IMPACT OF ACQUISITIONS

     In accordance with its strategy for growth, NCS is presently engaged in an expansion program which incorporates an active acquisition program in the long-term care pharmacy industry. For the years ended June 30, 1994, 1995 and 1996, more than half of the growth in the Company's revenues resulted from acquisitions. The success of the Company's acquisition program and of its underlying growth strategy will depend, among other things, on the continued availability of suitable acquisition candidates. Many of the Company's competitors have greater financial and other resources than the Company and are often willing to pay higher prices for acquisitions. Competition for certain acquisition targets is intense. There can be no assurance as to the Company's ability to compete or pay for acquisitions, or that the Company will be able to complete any acquisitions on favorable terms, or at all, in the future.

     As a consequence of recent acquisitions, the Company has grown significantly in size and has broadened the geographic area in which it operates. Any acquisition involves inherent uncertainties, such as the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of the acquired business. The Company's ability to integrate the operations of acquired companies is essential to its future success. Even though an acquired business may have enjoyed excellent profitability and growth as an independent company prior to the acquisition, there can be no assurance that such profitability and growth would continue thereafter. There can be no assurance that the Company will be able to integrate new businesses successfully, that it will succeed in managing the significantly larger operations resulting therefrom or that any acquisition will not have a material adverse affect on the Company.

     In addition, the Company incurred significant amounts of goodwill in connection with recent acquisitions. At June 30, 1996, goodwill represented approximately 35% of total assets. In the event that the Company determines that the carrying value of goodwill is impaired, it would write-down such carrying value, which would result in a charge to earnings. Any such charge could have a material adverse effect on the Company's financial results.

DECREASE IN NUMBER OF LONG-TERM CARE COMPANIES

     There is an ongoing trend in the long-term care market to consolidate facilities. Additionally, certain operators of long-term care facilities have acquired their own companies to provide pharmacy products and services, rather than obtaining such products and services from independent providers like the Company. Both of these factors may adversely affect NCS by decreasing the number of customers for whom the Company can effectively compete.

COMPETITION

     Competition among providers of pharmacy services to the long-term care industry is intense, both regionally and nationally. The Company competes with numerous local retail pharmacies, local, regional and national institutional pharmacies and pharmacies owned by long-term care facilities. In its program of acquiring institutional pharmacy providers, the Company competes with several other companies which have similar acquisition strategies. Some of the Company's competitors have significantly greater financial and other resources than the Company. There can be no assurance that competitive pressures will not have a material adverse effect on the Company.

CAPITAL REQUIREMENTS RELATING TO GROWTH STRATEGY

     To take advantage of the consolidation trend in the institutional pharmacy industry and to expand the geographic area in which it operates, the Company's strategy includes growth through acquisitions. This strategy may require significant capital resources. Capital is needed not only for acquisitions, but also for the effective integration, operation and expansion of such businesses. The Company currently does not have a committed line of credit. There can be no assurance that acceptable financing for future acquisitions or for the integration, expansion and operation of existing businesses can be obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

REGULATION AND REIMBURSEMENT

     The Company's pharmacy business is subject to federal, state and local regulations, and its pharmacies are required to be licensed in the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of the Company's business. In addition, the long-term care facilities that contract for the services of NCS are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of the Company's ability to provide pharmacy services to their residents. The Company is also subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of residents to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare and Medicaid programs.

     For the year ended June 30, 1996, approximately 40% of the Company's pharmacy services billings were paid by Medicare and Medicaid and 18% were paid by long-term care facilities which were, in turn, reimbursed by Medicare. Medicare and Medicaid are highly regulated. The failure of NCS and/or its client institutions to comply with applicable reimbursement regulations could adversely affect the Company's business. Additionally, changes in such reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicare and Medicaid expenditures, could adversely affect the Company's business. See
"Business -- Reimbursement and Billing" and "Business -- Government Regulation."

UNCERTAINTY DUE TO PROPOSED CHANGES IN NATIONAL AND STATE HEALTH CARE POLICIES

     The Clinton administration and members of Congress have proposed reforms to the system of health care delivery in the United States. None of these proposals have been adopted. The process by which the administration or Congress will pursue additional or modified proposals for national health care reform and the precise nature of any such proposals are unclear at this time. In addition, several states are considering various health care reforms, including reforms through Medicaid managed care demonstration projects. Several states in which the Company operates have applied for, or received, approval from the U.S. Department of Health and Human Services ("HHS") for waivers from certain Medicaid requirements, which are generally required for such managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities and institutional pharmacy services, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. It is not possible to predict what reforms of the health care system will be adopted and the effect, if any, such reforms may have on the Company's business. See "Business -- Reimbursement and Billing" and "Business -- Government Regulation."

DEPENDENCE ON KEY EMPLOYEES

     The Company's operations are substantially dependent on the abilities of Jon H. Outcalt, Kevin B. Shaw, Jeffrey R. Steinhilber, Phyllis K. Wilson and William B. Byrum, the Company's Chairman of the Board;

President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Executive Vice President; and Vice President -- Corporate Development respectively, to manage the Company's business and to identify acquisition candidates. The Company does not have an employment agreement with any of these individuals, and the loss of any of their services could have a material adverse effect on its results of operations. In addition, in connection with the Company's acquisition of certain significant subsidiaries, the Company has entered into employment agreements with certain other key personnel. The Company's ability to operate these subsidiaries is substantially dependent on the contribution of these personnel to the day-to-day operation of those businesses.

RISK OF PROFESSIONAL LIABILITY; AVAILABILITY OF INSURANCE

     The Company's business exposes it to risks that are inherent in the packaging and distribution of pharmaceuticals and the provision of ancillary services. The Company currently maintains professional liability and errors and omissions insurance. There can be no assurance that the coverage limits of such insurance will be adequate to protect the Company against future claims. In addition, there can be no assurance that the Company will be able to maintain professional liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

CONTROL BY PRINCIPAL STOCKHOLDERS

     Upon completion of this offering, the Directors and executive officers of the Company and their affiliates collectively will own approximately 75.9% of the outstanding voting power of the Company. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of Directors and the approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS AND CERTAIN PROVISIONS OF DELAWARE LAW

     Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's By-Laws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors lengthens the time required to change the composition of a majority of directors and could discourage a proxy contest or other takeover bid for the Company. The Company's Certificate of Incorporation allows the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In addition, the Company's Certificate of Incorporation provides for Class B Common Stock, which has ten votes per share. Although upon completion of this offering the outstanding shares of Class B Common Stock will represent 41.5% of the shares of Common Stock outstanding, such shares will entitle the holders thereof to 87.7% of the total voting power of the Common Stock. The existence of the Class B Common Stock and the issuance of Preferred Stock could have the effect of making an unsolicited acquisition of the Company more difficult, and consequently cause a decrease in the market price of the Class A Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and " -- The Delaware Business Combination Act."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Class A Common Stock in the public market after the offering, or the perception that such sales could occur, may adversely affect prevailing market prices of the Class A Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities. The Company, its officers and directors and the Selling Stockholders, holding in the aggregate 35.8% of the Company's outstanding Common Stock, after giving effect to this offering, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock, or any securities convertible into or exercisable or exchangeable for Class A Common Stock, for a period of 90 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. except, in the case of the Company, in certain limited circumstances. See "Shares Eligible for Future Sale" and "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market has from time to time experienced extreme price and volume fluctuations which in some circumstances have been unrelated to the operating performance of particular companies. The market price for shares of the Class A Common Stock may be highly volatile depending on various factors, including, but not limited to, the state of the national economy, stock market conditions, industry research reports, actions by governmental agencies, litigation involving the Company, earnings and other announcements by the Company or its competitors and general conditions in the institutional pharmacy business.

                                  THE COMPANY

     The Company's principal executive offices are located at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122 and its telephone number at that address is (216) 514-3350. Unless the context indicates otherwise, NCS HealthCare, Inc. and its subsidiaries are referred to herein collectively as "NCS" or the "Company."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Class A Common Stock offered by the Company hereby, after deducting estimated expenses of the offering payable by the Company and underwriting discounts and commissions, will be approximately $90.6 million ($105.4 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $32.00 per share.

     The Company intends to use approximately $4.0 million of the net proceeds to repay outstanding indebtedness under a demand note due to a bank. The demand note bears interest at the lending bank's prime rate (8.25% as of August 29, 1996). The indebtedness to be repaid was incurred during August 1996 in connection with certain acquisitions. The balance of the net proceeds will be used to fund acquisitions in the institutional pharmacy market and for working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pending the use of proceeds as described above, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

     The Company is engaged in an ongoing program of acquiring institutional pharmacy and other related businesses in selected markets throughout the United States. The Company is in various stages of discussions with potential acquisition candidates and has entered into non-binding letters of intent for the acquisition of two businesses. There can be no assurance that these or any other potential acquisitions will be consummated. No material acquisition has become the subject of any definitive agreement, letter of intent or agreement in principle.

     The Company will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock was initially offered to the public on February 14, 1996 at a price of $16.50 per share and commenced trading on The Nasdaq Stock Market, Inc. on that date under the symbol "NCSS". The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for the Class A Common Stock, as reported on the Nasdaq National Market. These prices do not include retail markups, markdowns or commissions.

                                                                       HIGH         LOW
                                                                      ------       ------
     First Quarter (from February 14, 1996).........................  $26.50       $20.00
     Second Quarter.................................................   34.50        24.50
     Third Quarter (through August 28, 1996)........................   34.00        23.25

     On August 28, 1996, the last sale price of the Class A Common Stock as reported by Nasdaq was $32.00 per share. As of August 26, 1996, there were approximately 216 holders of record of the Class A Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Class A Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any dividends in the foreseeable future. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996, the pro forma capitalization of the Company giving effect to acquisitions completed subsequent to June 30, 1996 and such pro forma capitalization as adjusted to reflect the sale of the 3,000,000 shares of Class A Common Stock offered by the Company hereby (at an assumed public offering price of $32.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Pro Forma Consolidated Financial Data, the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                           JUNE 30, 1996
                                                               -------------------------------------
                                                                                          PRO FORMA
                                                               ACTUAL      PRO FORMA     AS ADJUSTED
                                                               -------     ---------     -----------
                                                                          (IN THOUSANDS)
Current portion of long-term debt(1).......................    $   801     $  5,997       $   1,997
                                                               =======     ========       =========
Long-term debt, excluding current portion..................    $ 1,961     $  5,049       $   5,049
Convertible subordinated debentures........................      6,549        6,549           6,549
Minority interests.........................................        201          201             201
                                                               -------     --------       ---------
                                                                 8,711       11,799          11,799
Stockholders' equity:
  Preferred Stock, $.01 par value per share; 1,000,000
     shares authorized; none issued........................         --           --              --
  Class A Common Stock, $.01 par value per share;
     50,000,000 shares authorized; 5,560,492 shares issued
     and outstanding, actual; 5,941,281 shares issued and
     outstanding, pro forma; and 9,098,690 shares issued
     and outstanding, pro forma as adjusted(2).............         56           59              91
  Class B Common Stock, $.01 par value per share;
     20,000,000 shares authorized; 6,603,228 shares issued
     and outstanding, actual and pro forma; and 6,445,819
     shares issued and outstanding, pro forma as
     adjusted(2)...........................................         66           66              64
Paid-in capital............................................     84,907       95,504         186,074
Retained earnings..........................................      6,071        6,071           6,071
                                                               -------     --------       ---------
  Total stockholders' equity...............................     91,100      101,700         192,300
                                                               -------     --------       ---------
     Total capitalization..................................    $99,811     $113,499       $ 204,099
                                                               =======     ========       =========

- ---------------

(1) Subsequent to June 30, 1996, the Company incurred additional indebtedness under a demand note due to a bank. At August 28, 1996, the Company owed approximately $4.0 million under this note.

(2) Excludes (i) 164,550 shares of Class B Common Stock issuable upon the exercise of outstanding options, (ii) an aggregate of 103,018 shares of Class A Common Stock issuable upon the exercise of options outstanding under the Company's 1995 Stock Option Plan and the 1996 Long Term Incentive Plan and (iii) 651,281 shares of Class A Common Stock issuable upon conversion of outstanding convertible subordinated debentures. See "Management -- 1996 Long Term Incentive Plan" and Note 7 of Notes to Financial Statements of the Company. Pro forma as adjusted shares outstanding gives effect to the conversion in connection with this offering of 157,409 shares of Class B Common Stock into an equal number of shares of Class A Common Stock by certain Selling Stockholders. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below for the five years ended June 30, 1996 has been derived from the consolidated financial statements of the Company. The consolidated financial statements for the four years ended June 30, 1996 have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and related Notes thereto and the other financial information included elsewhere herein. The data for the periods presented are not necessarily comparable because of acquisitions throughout these periods.

                                                                YEAR ENDED JUNE 30,
                                              --------------------------------------------------------
                                               1992        1993        1994        1995         1996
                                              -------     -------     -------     -------     --------
                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues..................................    $28,478     $33,620     $48,205     $65,602     $113,281
Cost of revenues..........................     21,106      24,646      34,288      46,570       82,415
                                              -------     -------     -------     -------     --------
Gross profit..............................      7,372       8,974      13,917      19,032       30,866
Selling, general and administrative
  expenses................................      5,964       7,037      10,531      14,539       22,236
Special compensation(1)...................    --.....          --          --          --        2,811
                                              -------     -------     -------     -------     --------
Operating income..........................      1,408       1,937       3,386       4,493        5,819
Interest expense, net.....................         59         428         525       1,089        1,611
                                              -------     -------     -------     -------     --------
Income before income taxes................      1,349       1,509       2,861       3,404        4,208
Income tax expense........................        632         696       1,327       1,536        1,852
                                              -------     -------     -------     -------     --------
Net income................................    $   717     $   813     $ 1,534     $ 1,868     $  2,356
                                              =======     =======     =======     =======     ========
Net income per share......................    $  0.11     $  0.13     $  0.24     $  0.28     $   0.26
                                              =======     =======     =======     =======     ========
Shares used in the computation............      6,303       6,303       6,424       6,764        8,971
                                              =======     =======     =======     =======     ========

                                                                   AS OF JUNE 30,
                                              --------------------------------------------------------
                                               1992        1993        1994        1995         1996
                                              -------     -------     -------     -------     --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................    $    85     $   577     $   384     $   286     $ 21,460
Working capital...........................      2,644       1,383       5,920      10,616       48,336
Total assets..............................      6,812       8,651      15,556      38,595      110,668
Long-term debt, excluding current
  portion.................................      1,897       1,575       4,608      18,505        1,961
Convertible subordinated debentures.......    --.....          --          --       1,900        6,549
Stockholders' equity......................        613       1,426       4,173       8,117       91,100

- ---------------

(1) Represents a one-time, non-recurring charge in connection with the termination of certain compensation and performance incentive arrangements with the prior owners of certain acquired businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1996 and Consolidated Statement of Income for the year ended June 30, 1996 are based on the historical consolidated financial statements of the Company. The Consolidated Balance Sheet is adjusted to give effect to acquisitions completed subsequent to June 30, 1996 and to the sale of the 3,000,000 shares of Class A Common Stock offered by the Company hereby (at an assumed public offering price of $32.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" as if these events had occurred on June 30, 1996. The Pro Forma Consolidated Statement of Income is adjusted to give effect to the completion of acquisitions completed subsequent to June 30, 1995 and to the sale by the Company in February 1996 of 4,476,000 shares of Class A Common Stock and the application of the net proceeds therefrom as if these events had occurred as of July 1, 1995. The Pro Forma Consolidated Statements of Income combine the historical operations of the Company with the historical operations of the acquired businesses prior to the dates the Company made such acquisitions, using the purchase method of accounting. The pro forma operating results are not necessarily indicative of the operating results that would have been achieved had the acquisitions actually occurred at July 1, 1995.

     These Pro Forma Consolidated Financial Statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                    PRO FORMA CONSOLIDATED BALANCE SHEET(1)
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                      HISTORICAL
                                    NCS HEALTHCARE                                    OFFERING       PRO FORMA
                                         AND            ACQUIRED                     PRO FORMA          AS
                                     SUBSIDIARIES     COMPANIES(A)    PRO FORMA    ADJUSTMENTS(B)    ADJUSTED
                                    --------------    ------------    ---------    --------------    ---------
Current assets:
  Cash and cash equivalents.......     $ 21,460         $(17,892)     $  3,568        $ 86,600       $ 90,168
  Accounts receivable, net........       27,762            5,200        32,962              --         32,962
  Inventories.....................        7,487            2,763        10,250              --         10,250
  Prepaid expenses and other
    assets........................        2,484              205         2,689              --          2,689
                                    --------------    ------------    ---------    --------------    ---------
    Total current assets..........       59,193           (9,724)       49,469          86,600        136,069
Property, plant and equipment,
  net.............................       10,283            2,727        13,010              --         13,010
Goodwill, net.....................       39,101           26,930        66,031              --         66,031
Other assets, net.................        2,091            1,309         3,400                          3,400
                                    --------------    ------------    ---------    --------------    ---------
    Total assets..................     $110,668         $ 21,242      $131,910        $ 86,600       $218,510
                                    ===============   =============   ==========   ==============    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................     $  4,968         $    719      $  5,687        $     --       $  5,687
  Accrued expenses and other
    current liabilities...........        5,088            1,639         6,727              --          6,727
  Current portion of long term
    debt..........................          801            5,196         5,997          (4,000)         1,997
                                    --------------    ------------    ---------    --------------    ---------
    Total current liabilities.....       10,857            7,554        18,411          (4,000)        14,411
Long-term debt, excluding current
  portion.........................        1,961            3,088         5,049              --          5,049
Convertible subordinated
  debentures......................        6,549               --         6,549              --          6,549
Minority interests................          201               --           201              --            201
Stockholders' equity:
  Preferred stock.................           --               --            --              --             --
  Common Stock, par value $.01 per
    share:
    Class A.......................           56                3            59              32             91
    Class B.......................           66               --            66              (2)            64
  Paid-in capital.................       84,907           10,597        95,504          90,570        186,074
  Retained earnings...............        6,071               --         6,071              --          6,071
                                    --------------    ------------    ---------    --------------    ---------
    Total stockholders' equity....       91,100           10,600       101,700          90,600        192,300
                                    --------------    ------------    ---------    --------------    ---------
    Total liabilities and
      stockholders' equity........     $110,668         $ 21,242      $131,910        $ 86,600       $218,510
                                    ===============   =============   ==========   ==============    ==========

- ---------------

(1) See accompanying Notes to Pro Forma Consolidated Balance Sheet.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996

(A) Reflects acquisitions completed subsequent to June 30, 1996 by the Company, all of which were accounted for under the purchase method, at an aggregate purchase price of $36,705. See Note 8 of Notes to Consolidated Financial Statements of the Company.

(B) Reflects the sale of 3,000,000 shares of Class A Common Stock offered by the Company (at an assumed public offering price of $32.00 per share) and the receipt and application of the proceeds therefrom as follows:

                                       (IN THOUSANDS)
          -------------------------------------------------------------------------
          Gross proceeds from the offering................................  $96,000
          Underwriting discounts and commissions..........................   (4,800)
          Estimated expenses of the offering..............................     (600)
                                                                            -------
          Net proceeds....................................................   90,600
          Repayment of notes payable......................................   (4,000)
                                                                            -------
          Net increase in cash and cash equivalents.......................  $86,600
                                                                            =======

    Also reflects the conversion of 157,409 shares of Class B Common Stock into an equal number of shares of Class A Common Stock in connection with this offering by certain Selling Stockholders. See "Principal and Selling Stockholders."

                 PRO FORMA CONSOLIDATED STATEMENT OF INCOME (1)
                            YEAR ENDED JUNE 30, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             HISTORICAL
                                   -------------------------------
                                   NCS HEALTHCARE
                                        AND             ACQUIRED        PRO FORMA          PRO
                                    SUBSIDIARIES      COMPANIES(B)     ADJUSTMENTS        FORMA
                                   --------------     ------------     -----------     -----------
Revenues.......................       $113,281          $ 64,255         $    --        $  177,536
Cost of revenues...............         82,415            48,430              --           130,845
                                   --------------     ------------     -----------     -----------
Gross profit...................         30,866            15,825              --            46,691
Selling, general and
  administrative expenses......         22,236            11,132             381(C)         33,749
Special compensation...........          2,811(A)             --              --             2,811
                                   --------------     ------------     -----------     -----------
Operating income(loss).........          5,819             4,693            (381)           10,131
Interest expense...............         (2,282)             (567)          1,244(D)         (1,605)
Interest income................            671                --            (671)(D)            --
                                   --------------     ------------     -----------     -----------
Income before income taxes.....          4,208             4,126             192             8,526
Income tax expense.............          1,852             1,814              84             3,750
                                   --------------     ------------     -----------     -----------
Net income.....................       $  2,356          $  2,312         $   108        $    4,776
                                   ===============    =============    ===========        ========
Net income per share...........       $   0.26                                          $     0.38
                                   ===============                                        ========
Shares used in the
  computation..................          8,971                                              12,695
                                   ===============                                        ========

- ---------------

(1) See accompanying Notes to Pro Forma Consolidated Statement of Income

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1996

(A) Represents a one-time, non-recurring charge in connection with the termination of performance incentive agreements with prior owners of certain acquired companies. See Note 8 of Notes to Consolidated Financial Statements of the Company.

(B) The historical statement of income data for the acquired companies for the year ended June 30, 1996 represents the results of operations of such companies from July 1, 1995 to the earlier of their respective dates of acquisition or June 30, 1996. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of the operations of each such acquired company are included in the Company's results of operations from the date of acquisition. The table below presents the details of the historical operations of the acquired companies. See Note 8 of Notes to the Consolidated Financial Statements of the Company and the financial statements of the significant acquired companies appearing elsewhere in this Prospectus.

     The details of the historical operations of the acquired companies for the periods from July 1, 1995 to the earlier of their respective dates of acquisition or June 30, 1996 are as follows:

                                                               ACQUIRED COMPANY
                                                             (DATE OF ACQUISITION)
                                  ---------------------------------------------------------------------------
                                  UNI-CARE        IPAC          THRIFTY       OTHERS      OTHERS
                                  (MAY 15,     (AUGUST 1,     (AUGUST 13,     (FISCAL     (FISCAL
                                   1996)         1996)           1996)         1996)       1997)       TOTAL
                                  --------     ----------     -----------     -------     -------     -------
                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues......................    $14,500       $ 13,829        $11,627       $12,821     $11,478     $64,255
Cost of revenues..............     11,165         10,164          8,604         9,919       8,578      48,430
                                  --------     ----------     -----------     -------     -------     -------
Gross profit..................      3,335          3,665          3,023         2,902       2,900      15,825
Selling, general and
  administrative expenses.....      2,300          3,079          1,789         1,618       2,346      11,132
                                  --------     ----------     -----------     -------     -------     -------
Operating income..............      1,035            586          1,234         1,284         554       4,693
Interest expense..............         --            324            159            80           4         567
                                  --------     ----------     -----------     -------     -------     -------
Income before income taxes....      1,035            262          1,075         1,204         550       4,126
Income tax expense............        455            115            473           529         242       1,814
                                  --------     ----------     -----------     -------     -------     -------
Net income....................    $   580       $    147        $   602       $   675     $   308     $ 2,312
                                  ========     ==========     ===========     =======     =======     =======

(C) The adjustment to selling, general and administrative expenses consists of
    (i) a reduction of $1,012 to acquired companies' historical amounts of compensation for owners and certain employee benefits for the difference between such historical amounts and amounts specified in the post-acquisition employment contracts for such individuals and continuing benefit programs and (ii) a $1,393 adjustment to increase amortization of the excess of cost over the fair value of net assets of the acquired companies, using a 30-year amortization schedule.

(D) The adjustments reflect the reduction in interest expense and the elimination of interest income, had the entire net proceeds of approximately $67.0 million from the Company's initial public offering in February 1996 been used to reduce certain outstanding indebtedness and to fund the acquisitions, as if such offering had occurred on July 1, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Selected Financial Data and the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     NCS entered the long-term care pharmacy business by acquiring a 5,500 bed institutional pharmacy provider in 1986. Between 1986 and June 30, 1996, NCS completed 14 additional acquisitions of institutional pharmacies. Through acquisitions and internal growth, the number of residents served by the Company has grown to over 63,000 in seven states as of June 30, 1996.

     The Company's total revenues have grown at a compound annual rate of approximately 41% from $28.5 million in 1992 to $113.3 million in 1996. The Company's growth has been achieved principally through acquisitions of new sites, increased market share at existing sites and cross selling of new services.

     The Company's revenues are derived primarily from providing pharmaceuticals and related services to long-term care facilities. Other sources of revenue include sales of infusion and other therapies, nutrition management and other products and services.

     The Company's successful integration of new sites depends on enhancing operating efficiency, improving purchasing and formulary management, expanding other health care services and increasing market share through both effective integration of new acquisitions and internal growth. In the past two years, the Company has expanded its management team, which the Company believes will allow it to accommodate its growth plan.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the Company's Statement of Income, expressed as a percentage of total revenues.

                                                                       YEAR ENDED JUNE 30,
                                                                    -------------------------
                                                                    1994      1995      1996
                                                                    -----     -----     -----
Revenues........................................................    100.0%    100.0%    100.0%
Cost of revenues................................................     71.1      71.0      72.8
                                                                    -----     -----     -----
Gross margin....................................................     28.9      29.0      27.2
Selling, general and administrative expenses....................     21.9      22.1      19.6
Special compensation............................................       --        --       2.5
                                                                    -----     -----     -----
Operating income................................................      7.0       6.9       5.1
Interest expense, net...........................................      1.1       1.7       1.4
                                                                    -----     -----     -----
Income before income taxes......................................      5.9       5.2       3.7
Income tax expense..............................................      2.7       2.3       1.6
                                                                    -----     -----     -----
Net income......................................................      3.2%      2.9%      2.1%
                                                                    =====     =====     =====

     Years Ended June 30, 1996 and 1995

     Revenues for the year ended June 30, 1996 rose $47.7 million or 72.7% to $113.3 million from the $65.6 million recorded in the comparable period of 1995. This increase is attributable to $35.9 million of revenues generated by acquisitions and $11.8 million of revenues relating to internal growth.

     Cost of revenues for the year ended June 30, 1996 grew to $82.4 million from $46.6 million for the year ended June 30, 1995, representing an increase of $35.8 million or 76.8%. Cost of revenues as a percentage of revenues increased to 72.8% for the year ended June 30, 1996 from 71.0% for the year ended June 30, 1995. The increase in cost of revenues was primarily the result of acquisitions. At the time of acquisition, the cost of revenues as a percentage of revenues of the acquired companies was generally higher as a result of several factors, including less advantageous purchase contracts, lack of formulary management and higher production costs.

     Selling general and administrative expenses for the year ended June 30, 1996 were $22.2 million compared to $14.5 million for the year ended June 30, 1995, representing an increase of $7.7 million or 53.1%. Selling, general and administrative expenses as a percentage of revenues decreased from 22.1% for the year ended June 30, 1995 to 19.6% for the year ended June 30, 1996. The increase in selling, general and administrative expenses in absolute terms was mainly attributable to acquisitions completed since June 30, 1995. The decrease in percentage terms was due to the relatively fixed nature of corporate general and administrative expenses.

     Special compensation of $2.8 million for the year ended June 30, 1996 represents a one-time, non-recurring charge resulting from the termination of certain compensation and performance incentive arrangements with the prior owners of certain acquired businesses.

     Operating income for the year ended June 30, 1996 was $5.8 million compared to operating income of $4.5 million for the year ended June 30, 1995. Excluding the one-time, non-recurring charge described above, operating income for the year ended June 30, 1996 was $8.6 million or a 91.1% increase over the $4.5 million for the year ended June 30, 1995. This improvement reflects increased sales volume and the continued benefit of the Company's operating leverage which is due to the higher rate of growth in sales and gross profit than in general and administrative expenses. As a percentage of total revenues, operating income, excluding the one-time, non-recurring charge, increased to 7.6% for the year ended June 30, 1996 from 6.9% for the year ended June 30, 1995.

     Interest expense, net, of $1.6 million for the year ended June 30, 1996 increased from $1.1 million for the year ended June 30, 1995. This increase was primarily due to the increase in acquisition-related debt offset somewhat from interest income generated from the approximately $67.0 million the Company raised in its initial public offering on February 14, 1996.

     Years Ended June 30, 1995 and 1994

     Revenues for the year ended June 30, 1995 rose $17.4 million or 36.1% to $65.6 million from the $48.2 million recorded in the comparable period of 1994. This increase is attributable to $7.7 million of revenues generated by Tele-Rx, Hunsicker's, Laurel and Quality, acquired during the year ended June 30, 1995, $1.6 million of revenues reflecting a full year's effect of Klingensmith NCS, Inc. ("Klingensmith") acquired during the year ended June 30, 1994, and $8.1 million relating to internal growth.

     Cost of revenues for the year ended June 30, 1995 grew to $46.6 million compared to $34.3 million for the year ended June 30, 1994, representing an increase of $12.3 million or 35.9%. Cost of revenues as a percentage of revenues decreased to 71.0% for the year ended June 30, 1995 from 71.1% for the year ended June 30, 1994. The slight decrease in cost of revenues, as a percentage of revenues, was primarily a result of improvements in purchasing and formulary management and the growth of higher margin services offset by the higher cost of sales at Hunsicker's and Tele-Rx. Hunsicker's higher cost of sales is primarily a result of durable medical equipment products and services composing 25% of Hunsicker's total sales. This is a higher percentage of sales than NCS maintains at other sites, and these sales typically have higher cost of sales than pharmaceutical sales. Tele-Rx, located in Detroit, Michigan, has a higher cost of sales, which is due mostly to a Medicaid reimbursement rate in the state of Michigan that is lower than reimbursement rates in other states in which NCS operates.

     Selling, general and administrative expenses for the year ended June 30, 1995 were $14.5 million compared to $10.5 million for the year ended June 30, 1994, representing an increase of $4.0 million or 38.1%. Selling, general and administrative costs as a percentage of revenues increased from 21.9% for the year ended June 30, 1994 to 22.1% for the year ended June 30, 1995. The increase in selling, general and administrative expenses in absolute terms was mainly attributable to the acquisitions of Tele-Rx, Hunsicker's and Laurel, the hiring of management personnel and increased marketing expenses.

     Interest expense, net, of $1.1 million for the year ended June 30, 1995 increased $564,000 over the same period of 1994, due primarily to the increase in acquisition-related debt.

LIQUIDITY AND CAPITAL RESOURCES

     In February 1996, the Company completed an initial public offering of 4,476,000 shares of Class A Common Stock resulting in net proceeds of approximately $67.0 million of which approximately $27.0 million was used to repay outstanding indebtedness.

     The Company's principal capital requirements have been to fund acquisitions, working capital needs and capital expenditures. NCS currently finances its business through a $20.0 million demand note, of which approximately $4.0 million was outstanding as of August 28, 1996. Interest on this note, which accrues at the lending bank's prime rate, is payable monthly beginning September 1, 1996. The Company plans to use the proceeds of this offering to fund future acquisitions and reduce its borrowings under its demand note.

     Net cash provided (used) by operating activities was $1.5 million, $1.3 million and $(2.1) million in 1994, 1995 and 1996 respectively. Cash provided by operating activities decreased over the three years due to an increase in trade accounts receivable and, in 1996, a reduction in trade accounts payable.

     Net cash used in investing activities increased from $3.1 million in 1994 to $19.2 million in 1995 and $34.7 million in 1996. The majority of the increase was attributable to acquisitions along with an increase in capital expenditures.

     The Company made capital expenditures in 1995 and 1996 of $2.8 million and $4.7 million, respectively. The increase was due principally to purchase of medication carts, computer equipment, vehicles and leasehold improvements.

     Additionally, the Company has obtained financing through the issuance of convertible subordinated debentures totaling $6.5 million. These debentures were issued to fund two acquisitions completed during fiscal 1996. These debentures carry interest rates of 7.0% to 8.0% and are redeemable or convertible into Class A Common Stock.

     In connection with an acquisition completed in August 1996, the Company issued, in partial payment of the purchase price, approximately 273,245 shares of Class A Common Stock valued at $26.34 per share, or approximately $7.2 million. The Company has granted the holder of such shares a one-time put option exercisable in August 1998 to sell all but not less than all of such shares to the Company for $7.2 million.

     The Company's future cash requirements and cash flow expectations are closely related to its expansion plans. The Company generally expects to meet future financing needs for the coming fiscal year principally through proceeds from this offering and bank borrowings. Although the Company does not currently have any committed line of credit, it currently is in discussions with banks to establish a credit facility and believes it could obtain bank financing under commercially reasonable terms.

                                    BUSINESS

GENERAL

     NCS is a leading independent provider of pharmacy services to long-term care institutions including skilled nursing facilities, assisted living facilities and other institutional health care settings. The Company purchases and dispenses prescription and non-prescription pharmaceuticals and provides client facilities with related management services, automated medical recordkeeping, drug therapy evaluation and regulatory assistance. The Company also provides a broad array of ancillary health care services to complement its core pharmacy services, including infusion therapy, physical, speech and occupational therapies and nutrition management. NCS currently provides pharmacy services to approximately 81,000 residents at over 975 facilities located in Ohio, Pennsylvania, Indiana, Michigan, Illinois, New Hampshire, Maine, New Jersey, Oregon, Washington and Oklahoma.

RECENT EVENTS

     Since the Company's initial public offering in February 1996, and in keeping with the Company's acquisition strategy, NCS has completed seven acquisitions, as set forth in the table below:

                                                NUMBER OF
            NAME OF ACQUISITION               BEDS/RESIDENTS              SERVICE AREA
- --------------------------------------------  --------------     ------------------------------
Care Plus Pharmacy..........................       1,700         Central Illinois
Uni-Care Health Services....................       9,200         New Hampshire, Maine
Family Care Nursing Home Services...........       1,950         Southern Illinois
Advanced Rx Services........................       2,800         New Jersey
IPAC Pharmacy...............................       6,250         Oregon and Washington
Thrifty Medical Systems.....................       6,000         Oklahoma
Medical Arts Pharmacy.......................       2,160         Central Michigan
                                                 -------
          Total.............................      30,060
                                              =============

     As a result of these acquisitions, the Company has expanded its geographic presence into seven new states. The cumulative purchase price for these acquisitions was $52.4 million, payable in a combination of cash, Class A Common Stock and the assumption of debt. The Company intends to continue to expand through acquisitions.

MARKET OVERVIEW

     Institutional pharmacies purchase, repackage and distribute pharmaceuticals to residents of long-term care facilities such as skilled nursing facilities, assisted living facilities and other institutional health care settings. Unlike hospitals, most long-term care facilities do not have on-site pharmacies but depend instead on outside sources to provide the necessary products and services. In response to a changing regulatory environment and other factors, the sophistication and breadth of services required by long-term care facilities have increased dramatically in recent years. Today, in addition to providing pharmaceuticals, institutional pharmacies provide consultant pharmacy services, which include monitoring the control, distribution and administration of drugs within the long-term care facility and assisting in compliance with applicable regulations, as well as therapeutic monitoring and drug utilization review services. With the average long-term care facility patient taking six to eight medications per day, high quality, cost-efficient systems for dispensing and monitoring patient drug regimens are critical. Providing these services places the institutional pharmacy in a central role of influencing the effectiveness and cost of care.

     Based on data from industry sources, the Company estimates that the U.S. market for pharmacy services (including consulting services and related supplies) in long-term care facilities exceeded $3.5 billion in 1994. The Company believes that the market is growing due primarily to two factors. First, the number of long-term care facility residents is rising as a result of both demographic trends and pressures faced by acute care hospitals to discharge patients at earlier stages of recovery. According to the U.S. Bureau of the Census, the number of persons over age 75 increased by approximately 30% from 1980 to 1990. In 1990, 6.1% of the population ages 75 to 84 and 24.5% of the population ages 85 or older received care in long-term care facilities. The segment of the population over age 85, which comprises the largest percentage of residents at long-term care facilities, is the fastest growing segment of the population and is expected to increase by more than 40% from 1990 to 2000.

     The second factor creating growth in the institutional pharmacy market is the increasing number of medications taken per day by long-term care facility residents. This increase is due to (i) advances in medical technology which have resulted in the availability of new drug therapy regimens and (ii) the generally higher acuity levels of residents as a result of both payors' efforts to have care delivered in the lowest cost setting and the generally older, and consequently sicker, population of long-term care facility residents.

     The Company believes that there are significant consolidation opportunities in the institutional pharmacy market. Prior to the 1970's, pharmacy needs of long-term care facilities were fulfilled by local retail pharmacies. Since then, the pharmacy and information needs of long-term care facilities have grown substantially and regulatory requirements and the reimbursement environment have become more complex. Institutional pharmacy companies, both independent and captive (those owned by an operator of long-term care facilities), are better positioned to meet these changing market demands. As a result, over the past 25 years the proportion of the market served by retail pharmacies has steadily declined, and institutional pharmacies have become the dominant providers of pharmacy services to the long-term care market. Despite this shift, the independent institutional pharmacy market remains highly fragmented. Faced with uncertainties related to health care reform, an increasing need for capital resources and the necessity to provide a wide range of specialized services, a growing number of retail and small institutional pharmacies are seeking to affiliate with, or be acquired by, large institutional pharmacies.

     There are several factors driving the consolidation among providers of long-term care pharmaceutical services. All of these factors relate to the advantages that large institutional providers have over retail and small institutional providers.

          Scale Advantages. Larger pharmacies are able to (i) realize advantages associated with size, including purchasing power, service breadth, more sophisticated sales and marketing programs and formulary management capabilities, (ii) achieve efficiencies in administrative functions and
     (iii) access the capital resources necessary to invest in critical computer systems and automation.

          Ability to Serve Multi-Site Customers and Managed Care Payors. As a result of their ability to serve long-term care customers with several physical locations, larger pharmacies possess a significant competitive advantage over their smaller counterparts. Additionally, the Company believes that there are significant opportunities for full-service institutional pharmacies with a comprehensive range of services and regional coverage to provide a spectrum of health care products and services to managed care payors.

          Regulatory Expertise and Systems Capabilities. Long-term care facilities are demanding more sophisticated and specialized services from pharmacy providers due, in part, to the implementation in 1990 of the Omnibus Budget Reconciliation Act of 1987 ("OBRA"). The OBRA regulations, which were designed to upgrade and standardize care in nursing facilities, mandated strict new standards relating to planning, monitoring and reporting on the progress of patient care to include, among other things, prescription drug therapy. As a result, long-term care administrators increasingly seek experienced pharmacists and specialized providers with computerized information and documentation systems designed to monitor patient care and control the facilities' and payors' costs.

          Changing Market. The long-term care market is undergoing change as health care reform proposals are considered, cost-containment initiatives are implemented, managed care organizations seek regional coverage and consolidation takes place. Smaller providers are more concerned with, and generally less capable of capitalizing on opportunities created by, these changes.

BUSINESS STRATEGY

     NCS's strategy is to capitalize on industry trends and Company expertise to strengthen its position as a leading provider of high quality, integrated pharmacy and related services to institutional clients. The Company intends to implement this strategy by continuing its aggressive acquisition and development program, identifying and standardizing "best practices," cross marketing its services across its customer base to generate internal growth, utilizing its proprietary technology to deliver information and providing a broad array of ancillary health care services to complement its core pharmacy services.

          Acquisition and Development Program. NCS is continuing its aggressive acquisition program to capitalize on consolidation opportunities in the institutional pharmacy market. To date, the Company has completed 19 acquisitions. Through consolidation, the Company believes it can achieve substantial economies of scale in areas such as drug purchasing and can create efficiencies by consolidating administrative functions, centralizing formulary management, providing management information systems support and otherwise streamlining operations. In addition, by identifying areas in which acquired companies outperform NCS and standardizing these "best practices" Company-wide, the Company strives to provide its customers with the highest quality services possible.

          In addition, NCS has developed the systems and competencies necessary to establish new market locations with the breadth of services and standards of quality of existing branches. To date, NCS has developed new sites in two locations, and the Company intends to develop additional sites in markets in which competitive factors and economics make a start-up preferable to an acquisition.

          Standardize "Best Practices." The Company pursues a strategy of identifying and standardizing "best practices" across all aspects of its operations. In particular, in integrating acquisitions NCS reviews the operations of the acquired companies to identify areas in which the acquired companies outperform the Company. These and other "best practices" are implemented throughout NCS. Critical in applying this strategy is utilization of the Company's information systems to standardize accounting and reporting practices, thereby facilitating site-to-site performance comparisons. By continually reviewing and standardizing "best practices," the Company strives to provide the highest quality services to its customers while maximizing financial results.

          Cross-Marketing. By cross-marketing its pharmacy and ancillary services, NCS seeks to increase revenues by layering additional services onto its existing customer base without significantly increasing its fixed costs. In addition, since many of the Company's competitors do not offer the breadth of services provided by NCS, the Company's ability to offer a broad range of ancillary services permits access to long-term care facilities that contract with other institutional pharmacy companies. By demonstrating expertise in one area, the Company believes that it gains the opportunity to provide other services.

          Broad Array of Services. In addition to its core pharmacy services, NCS provides a broad array of specialized health care services tailored to the needs of its institutional clients. These services include consultant pharmacy services, infusion therapy, rehabilitation therapy management, nutrition management, Medicare Part B products and services and oxygen services. The Company believes that this range of services provides it with a competitive advantage relative to its competitors, which do not generally provide such a range of services, and represents a significant opportunity for internal growth through cross-marketing.

          Health Care Information Technology. The Company has developed a proprietary pharmacy management information system, Concord, which gives the Company's pharmacists access to data regarding drug interactions and contraindications, provides patient medication profiles, captures patient charges, manages drug purchasing and tracks physician prescribing patterns. The ability to track and report information is critical in the long-term care regulatory and reimbursement environment. NCS's proprietary system also supports the Company's workflow, serving an important quality control function. To date, six of the Company's largest distribution facilities, representing approximately 63% of the Company's pharmacy revenues, have been converted to Concord.

SERVICES

     The Company has traditionally provided institutional pharmacy and infusion products and services to long-term care facility residents. In recent years, NCS has developed an array of services which address the needs of long-term care facilities to accommodate higher acuity admissions and manage costs. NCS believes that it is one of the few companies capable of offering customers the depth and breadth of these products and services. Approximately 74% of the Company's revenues during fiscal year 1996 were derived from providing pharmacy and consultant pharmacy services to long-term care facilities. An additional 10% of revenues were derived from providing infusion therapy services, 6% were derived from providing other therapies and the remaining 10% were primarily derived from providing various other products and services, including nutrition management, oxygen and Medicare Part B.

     Pharmacy Services. The Company's core business is providing pharmaceutical dispensing services to residents of long-term care facilities and other institutions. The Company purchases, repackages and dispenses prescription and non-prescription medication in accordance with physician orders and delivers such prescriptions at least daily to long-term care facilities for administration to residents by the nursing staffs of these facilities. The Company typically serves facilities within a two hour drive time of its distribution facility and provides 24 hour coverage 365 days per year. As of August 28, 1996, the Company provided its services from 22 sites in ten states. NCS also provides its services through the management of third party institutional pharmacies.

     Upon receipt of a doctor's order, the information is entered into the Company's management information system, which automatically reviews the order for patient-specific allergies and potentially adverse interactions with other medications the patient is receiving. Following this analysis, a report on each order is produced for review by a Company pharmacist, who performs a prospective drug utilization analysis of the order and, if appropriate, substitutes generic drugs approved for equivalence by the U.S. Food and Drug Administration ("FDA"). In addition, subject to the prescribing physician's approval, the pharmacist may make therapeutic substitutions based on guidelines established by the Company's Therapeutic Formulary Committee.

     NCS provides pharmaceuticals to its clients through a unit dose distribution system. The Company divides the pharmaceuticals received in bulk form from its suppliers into unit dose packages for its customers. The unit dose format is designed to reduce errors, improve control over the distribution of pharmaceuticals and save nursing administration time relative to the bulk systems traditionally used by retail pharmacies.

     At those sites at which Concord has been implemented, the Company utilizes its work flow control to improve efficiencies and uses its bar-coding system to enhance safety. Under this system, a bar code label is applied to each unit dose package. In most cases, this step is executed by the Company. At the request of the Company, certain manufacturers have begun to provide pharmaceuticals which are pre-packaged and bar coded. Through bar coding, information relating to the contents and destination of each unit dose package distributed can be automatically entered into the Concord system. This bar code technology enables the Company to monitor pharmaceuticals throughout the production and distribution process, thereby reducing errors, improving pharmacy control and enhancing production efficiency.

     As an additional service, NCS furnishes its clients with information captured by its computerized medical records and documentation system. This system captures patient care information which is used to create monthly management and quality assurance reports. The Company believes that this system of information management, combined with the unit dose delivery system, improves the efficiency and controls in nursing administration and reduces the likelihood of drug-related adverse consequences.

     Consultant Pharmacy Services. Federal and state regulations mandate that long-term care facilities improve the quality of patient care by retaining consultant pharmacist services to monitor and report on prescription drug therapy. The OBRA legislation implemented in 1990 seeks to further upgrade and standardize health care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility-wide drug usage. Noncompliance with these regulations may result in monetary sanctions as well as the potential loss of the facility's ability to participate in Medicare and Medicaid reimbursement programs.

     NCS provides consulting services that help clients comply with federal and state regulations applicable to long-term care facilities. The Company's services include: (i) reviewing each patient's drug regimen to assess the appropriateness and efficacy of drug therapies, including a review of the patient's medical records, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies or discontinuing unnecessary drugs; (ii) participating on the Pharmacy and Therapeutics, Quality Assurance and other committees of the Company's clients; (iii) inspecting medication carts and storage rooms each month; (iv) monitoring and reporting monthly on facility-wide drug usage and drug administration systems and practices; (v) developing and maintaining the client's pharmaceutical policy and procedure manuals; and (vi) assisting the long-term care facility in complying with state and federal regulations as they pertain to patient care.

     Additionally, NCS offers a specialized line of consulting services which help long-term care facilities enhance care and reduce and contain costs as well as comply with state and federal regulations. Under this service line, the Company provides: (i) data required for OBRA and other regulatory purposes, including reports on psychotropic drug usage (chemical restraints), antibiotic usage (infection control) and other drug usage; (ii) plan of care programs which assess each patient's state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs; (iii) counseling related to appropriate drug usage and implementation of drug protocols; (iv) on-site educational seminars for the long-term care facilities' staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues; (v) mock regulatory reviews for nursing staffs; and (vi) nurse consultant services and consulting for dietary, social services and medical records.

     Infusion Therapy. Infusion therapy is the intravenous delivery of medication. The Company's infusion therapy services include pain management, antibiotic therapy and chemotherapy for long-term care residents and home care patients. NCS received Joint Commission on the Accreditation of Healthcare Organizations accreditation at four sites and accreditation with commendation at another site. NCS prepares the product to be administered and delivers the product to the long-term care facility for administration by the nursing staff. Because the proper administration of infusion therapy requires a highly trained nursing staff, the Company provides education and certification programs to its clients in order to assure proper staff training and compliance with regulatory requirements. NCS believes that, by enhancing the ability of client facilities to administer infusion therapies, these programs have led to a greater use of infusion therapies throughout the Company's long-term care facility customer base.

     Other Therapies. In 1993, the Company began providing physical, speech and occupational therapy services. The Company currently provides these services to residents of 26 long-term care facilities.

     Nutrition Management. NCS assists long-term care facilities in menu planning, purchasing and managing their dietary operations. Because the food service area is typically one of the principal areas of regulatory violations, this is an area of critical concern to long-term care facility operators. Currently, NCS provides this service to over 160 long-term care facility customers.

     Other. The Company also provides long-term care facilities with pharmaco-psychiatric services, recommending the appropriate treatment and dosage amounts for behavioral syndromes and psychiatric illnesses of geriatric residents as well as counseling and assistance with regulatory compliance in connection with such services. Additional services offered by the Company include assistance in complying with regulations concerning healthy and sanitary environments. The Company also assists its customers with various regulatory compliance matters and products and services relating to durable medical equipment ("DME"), oxygen and Medicare Part B products and services. Finally, NCS offers specialized educational services that aid facilities in the training of their staffs. These services include surveys to prepare facilities for state reviews and training on appropriate nursing techniques in infusion therapy, wound care management and restorative nursing.

FORMULARY MANAGEMENT

     NCS employs formulary management techniques designed to assist physicians in making the best clinical choice of drug therapy for patients at the lowest cost. Under the Company's formulary programs, NCS pharmacists assist prescribing physicians in designating the use of particular drugs from among therapeutic alternatives (including generic substitutions) and in the use of more cost-effective delivery systems and dose forms. The formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the elderly population of long-term care facilities. The Company's formulary guidelines also provide relative pharmaceutical cost information to residents, their insurers or other payors of the pharmacy bill.

     Successful implementation of formulary guidelines is dependent upon close interaction between the pharmacist and the prescribing physician. NCS seeks to attract and retain highly trained clinical pharmacists and encourages their active participation in the caring for residents of long-term care facilities, including consultation with the facilities' medical staff and other prescribing physicians, to increase the likelihood that the most efficacious, safe and cost-effective drug therapy is prescribed. The Company's formulary program is directed by the NCS Formulary Committee, which is comprised of ten pharmacists and two purchasing managers. The NCS Formulary Committee is responsible for establishing protocols and procedures for evaluating alternative drug therapies. To facilitate adherence to the Company's formulary guidelines, NCS annually publishes the NCS Formulary Guide, which presents the findings and recommendations of the NCS Formulary Committee as well as reimbursement information. The Company believes that adherence to the NCS formulary guidelines improves drug therapy results, lowers costs for residents and strengthens the Company's purchasing power with pharmaceutical manufacturers.

ACQUISITION PROGRAM

     The Company believes that through consolidation of other institutional pharmacies it can provide a broad array of high quality pharmacy and related services in a cost effective manner. Acquisition and effective integration can result in efficiencies in service delivery, management, marketing, information systems and administrative functions, substantial increases in purchasing leverage, particularly with respect to drug purchases, the ability to provide a broad range of ancillary services complementary to the Company's core pharmacy services and the geographic scope necessary to service multi-facility customers and market to managed care payors.

     NCS targets acquisition candidates with strong management, a demonstrated capacity for growth and opportunities to realize efficiencies through consolidation and integration. The Company's philosophy is to create an environment that maintains the importance of the entrepreneur in such key areas as dispensing, consulting, marketing and customer service while consolidating formulary management, purchasing, administration and information systems. Central to the Company's integration strategy is implementation of NCS's proprietary information systems, which improve communications between the Company's sites and permit comparison of results, facilitating the identification of "best practices." NCS further targets acquisition candidates with management who intend to continue to participate in the operation of the business but believe that there are more substantial opportunities in being involved in a larger organization. The Company has historically included equity in NCS as a component of the purchase price for an acquired company in order to align the interests of the acquired company's management with those of NCS. The Company typically values acquisition candidates based on number of beds served, business mix, quality of management and whether the target is a regional hub or a "fold-in."

     NCS typically targets three classes of entities for acquisition, each with its distinct economic profile and opportunities for value creation. The first class of acquisitions consists of larger institutional pharmacies located in markets not currently served by NCS. These acquisitions give the Company an immediate point of entry into a new geographic market and provide a regional hub for distribution. The second class consists of smaller companies that are located near a current hub. These "fold-in" acquisitions are usually consolidated with the larger hub, increasing market share without increasing overhead. The third class consists of those companies that offer service extension opportunities. Since 1986, NCS has completed 19 acquisitions. The following table lists the Company's completed acquisitions to date:

                                                                           SERVICE AREA
YEAR                         NAME OF ACQUISITION                         (AT ACQUISITION)
- -----     ---------------------------------------------------------  -------------------------
1986      Modern Pharmacy Consultants, Inc.                          Northeastern Ohio
1988      Woodlane Investments, Inc.                                 Northeastern Ohio
1988      Nursing Center Services, Inc.                              Central Ohio
1992      Marlowe Drug, Inc.                                         Eastern Ohio
1993      Klingensmith Adult Care Pharmacy                           Western Pennsylvania
1994      Tele-Rx, Inc.                                              Southeastern Michigan
1995      Hunsicker's Pharmacy Long Term Care                        Eastern Pennsylvania
          Division, Inc. and Hunsicker's Health Care, Inc.
1995      Laurel Extended Care Pharmacy, Inc.                        Western Pennsylvania
1995      Quality HealthCare of Indiana                              Central Indiana
1995      Corinthian Healthcare Systems, Inc.                        Central and Northern
                                                                     Indiana
1995      The Apothecary, Inc.                                       Eastern Pennsylvania
1995      DeMoss Rexall Drugs, Inc.                                  Southern Indiana
1996      Care Plus Pharmacy                                         Central Illinois
1996      Uni-Care Health Services, Inc.                             New Hampshire, Maine
1996      Family Care Nursing Home Service, Inc.                     Southern Illinois
1996      Advanced Rx Services, Inc.                                 New Jersey
1996      IPAC Pharmacy, Inc.                                        Oregon and Washington
1996      Thrifty Medical Systems                                    Oklahoma
1996      Medical Arts Pharmacy                                      Central Michigan

MANAGEMENT INFORMATION SYSTEMS

     The Company has developed a proprietary management information system, Concord, which it employs as a pharmacy and information management system. Many institutional pharmacy companies utilize non-customized information systems with limited capabilities while other companies maintain multiple systems as a result of acquisitions of companies with different systems. NCS developed Concord to integrate and support the Company's locations and achieve customer specific functionality and flexibility while retaining the ability to generate standardized information for use by the Company. NCS believes that by developing a customized and uniform system, it is better able to provide detailed information to its customers and third party payors. Concord provides the Company's pharmacists with computerized access to medication administration records, physician order sheets and treatment records for each long-term care facility resident. Concord also improves the pharmacists' control over the review of prescriptions for safety and the dispensing of patient doses by giving pharmacists access to data regarding drug interactions and contraindications, providing patient medication profiles and providing updated information on allergies which the pharmacist can use to calculate accurately dosages for drugs that have a high potential for toxicity and therefore cannot be given in standard doses. Concord also is an integral part of the implementation of the Company's bar code system. The Company believes that Concord's computerized documentation system, in combination with NCS's unit dose drug delivery and bar coding systems, result in greater efficiency in nursing time, improved control, reduced waste in the facility and lower error rates in both dispensing and administration. These benefits enhance drug efficacy and result in fewer drug-related adverse consequences.

     In addition, Concord captures patient charges, manages drug purchasing and coordinates formulary management, financial reporting and controls and work flow analysis. The Company believes that through its centralized information systems, "best practices" are more easily identified and standardized and acquisitions are more readily integrated. NCS intends to use Concord's ability to compile utilization, cost and outcome data as a competitive advantage in marketing to managed care companies.

     Concord has been developed over a period of four years and is supported by four on-site programmers, a full-time corporate staff of 21 employees and several outside consultants. The Company believes that this system will facilitate a unified NCS culture through improved site-to-site communication and will enhance the Company's ability to deliver high quality, standardized services throughout its geographic market. To date, six of the Company's largest distribution facilities, representing approximately 63% of the Company's pharmacy revenues, have been converted to Concord.

SALES AND MARKETING

     In marketing to existing customers, NCS has organized the selling efforts of each formerly independent location into a single sales force consisting of 17 field service representatives, four sales managers and five internal sales personnel. All field sales representatives are trained in each of the Company's products and services and sell these services throughout their respective geographic territories. A typical territory consists of approximately 250 long-term care facilities, and the salesperson follows an eight week call cycle. These individuals are paid base salaries with commissions comprising 25% to 50% of a successful salesperson's compensation. The Company believes that long-term care facilities change institutional pharmacies fairly infrequently, but when a change is made, it is generally the result of a competitor's ability to offer better service or a broader array of products and services.

PURCHASING

     NCS purchases pharmaceuticals primarily from AmeriSource Health Corporation, a national wholesale distributor, with whom it has negotiated a prime vendor contract, and directly from certain pharmaceutical manufacturers. The Company also is a member of industry buying groups that contract with manufacturers for volume-based discounted prices which are passed through to the Company by its wholesale distributor. The Company has numerous sources of supply available to it and has not experienced any difficulty in obtaining pharmaceuticals or other products and supplies used in the conduct of its business.

CUSTOMERS

     At August 28, 1996, NCS had contracts to provide services to approximately 81,000 residents in over 975 facilities. These contracts, as is typical in the industry, are generally for a period of one year but are terminable by either party for any reason upon thirty days' written notice. As of August 28, 1996, no individual customer or market group represents more than 5% of the total sales of the Company's institutional pharmacy business.

COMPETITION

     Competition among providers of pharmacy services to long-term care facilities is intense, both regionally and nationally. The Company believes that it is one of the top three independent institutional pharmacies in the country. Institutional pharmacies compete principally on the basis of service levels and service breadth. In its program of acquiring institutional pharmacy providers, NCS competes with several other companies with similar acquisition strategies, many of whom may have greater resources than the Company.

REIMBURSEMENT AND BILLING

     As is generally the case for long-term care facility services, NCS receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities. For the fiscal year ended June 30, 1996, the Company's payor mix was approximately 37% Medicaid, 3% Medicare, 21% private pay, 5% third party insurance and 34% long-term care facilities, including amounts for which the long-term care facility receives reimbursement under Medicare Part A. Medicare and Medicaid are highly regulated. The failure of NCS and/or its client institutions to comply with applicable reimbursement regulations could adversely affect the Company's business.

     Private Pay. For those residents who are not covered by government-sponsored programs or private insurance, NCS generally bills the patient or the patient's insurer or other responsible party on a monthly basis. Depending upon local market practices, NCS may alternatively bill private residents through the long-term care facility. Pricing for private pay residents is based on prevailing regional market rates or "usual and customary" charges.

     Medicaid. The Medicaid program is a federal-state cooperative program designed to enable states to provide medical assistance to aged, blind or disabled individuals, or to members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid "state plan" to the Secretary of HHS for approval. The federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For residents eligible for Medicaid, the Company bills the individual state Medicaid program. Medicaid programs are funded jointly by the federal government and individual states and are administered by the states. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by the Health Care Financing Administration and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for prescription drugs under Medicaid. In most states pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. In addition, most states establish a fixed dispensing fee which is adjusted to reflect associated costs on an annual or less frequent basis.

     State Medicaid programs generally have long-established programs for reimbursement which have been revised and refined over time and have not had a material adverse effect on the pricing policies or receivables collection for long-term care facility pharmacy services. Any future changes in such reimbursement program or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect the Company's business. The annual increase in the federal share would vary from state to state based on a variety of factors. Such provisions, if ultimately signed into law, could adversely affect the Company's business.

     Medicare. The Medicare program is a federally funded and administered health insurance program for individuals age 65 and over or for certain individuals who are disabled. The Medicare program consists of two parts: Part A, which covers, among other things, inpatient hospital, skilled long-term care facility, home health care and certain other types of health care services; and Medicare Part B, which covers physicians' services, outpatient services and certain items and services provided by medical suppliers. Medicare Part B also covers a limited number of specifically designated prescription drugs. Medicare Part A requires long-term care facilities to submit all of their costs for patient care, including pharmaceutical costs, in a unified bill. Thus, fees for pharmaceuticals provided to Medicare Part A patients are paid to the Company by the long-term care facility on a monthly basis. Pricing is consistent with that of private pay residents or is set between private pay rates and Medicaid minimums. Medicare Part A has a cost-sharing arrangement under which beneficiaries must pay a portion of their costs. These non-covered co-payments are billed by the facility directly to residents or the state Medicaid plan, as the case may be.

     Medicare Part B provides benefits covering, among other things, outpatient treatment, physicians' services, durable medical equipment ("DME"), orthotics, prosthetic devices and medical supplies. Products and services covered for Medicare Part B eligible residents in the long-term care facility include, but are not limited to, enteral feeding products, ostomy supplies, urological products, orthotics, prosthetics, surgical dressings, tracheostomy care supplies and a limited number of other medical supplies. All claims for DME, prosthetics, orthotics, prosthetic devices, including enteral therapy, and medical supplies ("DMEPOS") are submitted to and paid by four regional carriers known as Durable Medical Equipment Regional Carriers ("DMERCs"). The DMERCs establish coverage guidelines, allowable utilization frequencies and billing procedures for DMEPOS. Payment is based on a fee schedule, which varies depending on the state in which the patient receiving the items resides. Payments for Medicare Part B products to eligible suppliers, which include long-term care facilities and suppliers such as NCS, are made on a per-item basis directly to the supplier. In order to receive Medicare Part B reimbursement payments, suppliers must meet certain conditions set by the federal government. NCS, as an eligible supplier, either bills Medicare directly for Part B covered products for each patient or, alternatively, assist the long-term care facility in meeting Medicare Part B eligibility requirements and prepares bills on behalf of the facility. For Part B services, such as physical, speech and occupational therapy, long-term care facilities bill Medicare for reimbursement of the amounts paid to NCS for these services. Medicare limits such reimbursement to the reasonable amount that would have been paid if provider employees had furnished the services. To date, Medicare has published "salary equivalency guidelines" for physical and respiratory therapy services. Medicare does not currently have salary equivalency guidelines for other therapy services, but may disallow payment for rates that substantially exceed rates paid for such services by other providers in the same area. Moreover, Medicare is likely to issue salary equivalency guidelines for occupational and speech therapy services in the near future. Medicare Part B also has an annual deductible as well as a co-payment obligation on behalf of the patient, and the portion not covered by Medicare is billed directly to the patient or appropriate secondary payor.

     Third-Party Insurance. Third-party insurance includes funding for residents covered by private plans, veterans' benefits, workers' compensation and other programs. The resident's individual insurance plan is billed monthly and rates are consistent with those for other private pay residents.

     Long-Term Care Facilities. In addition to occasional private patient billings and those related to drugs for Medicare eligible residents, long-term care facilities are billed directly for consulting services, certain over-the-counter medications and bulk house supplies.

GOVERNMENT REGULATION

     Institutional pharmacies, as well as the long-term care facilities they service, are subject to extensive federal, state and local laws and regulations. These laws and regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. NCS continuously monitors the effects of regulatory activity on its operations.

     Licensure, Certification and Regulation. States generally require that companies operating a pharmacy within that state be licensed by the state board of pharmacy. The Company currently has pharmacy licenses in each of the states in which it operates a pharmacy. In addition, the Company's pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

     Long-term care facilities are also separately required to be licensed in the states in which they operate and, if serving Medicaid or Medicaid patients, must be certified to be in compliance with applicable program participation requirements. Long-term care facilities are also subject to the long-term care facility reforms of OBRA, which impose strict compliance standards relating to the quality of care for long-term care operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other health professionals who provide services on the Company's behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.

     Federal and State Laws Affecting the Repackaging, Labeling and Interstate Shipping of Drugs. Federal and state laws impose certain repackaging, labeling and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail. A drug repackager must register with the FDA. The Company believes that it holds all required registrations and licenses and that its repackaging operations are in compliance with applicable state and federal requirements.

     Medicare and Medicaid. For an extensive period of time, the long-term care facility pharmacy business has operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

     The Medicare program establishes certain requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to such certification requirements. Skilled long-term care facilities and suppliers of DMEPOS, however, are subject to specified standards. Failure to comply with these requirements and standards may adversely affect an entity's ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries. See "-- Reimbursement and Billing."

     Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given broad authority, subject to certain standards, to limit or to specify conditions as to the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific requirements for long-term care facilities relating to drug regimen reviews for Medicaid patients in such facilities. Recent regulations clarify that, under federal law, a pharmacy is not required to meet the general standards for drugs dispensed to long-term care facility residents if the long-term care facility complies with the drug regimen review requirements. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general standards, regardless of whether the long-term care facility satisfies the drug regimen review requirement, and the states in which the Company operates currently require its pharmacies to comply therewith. Third, federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid residents. See
"-- Reimbursement and Billing -- Medicaid."

     In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect the Company's operations. For example, some states have enacted "freedom of choice" requirements which prohibit a long-term care facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the long-term care facility. Such limitations may increase the competition which the Company faces in providing services to long-term care facility patients.

     Referral Restrictions. The Company is subject to federal and state laws which govern financial and other arrangements between health care providers. These laws include the federal anti-kickback statute, which was originally enacted in 1977 and amended in 1987, and which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by Medicare or Medicaid. Violations of these laws may result in fines, imprisonment and exclusion from the Medicare and Medicaid programs or other state-funded programs. Federal and state court decisions interpreting these statutes are limited, but have generally construed the statutes to apply if "one purpose" of remuneration is to induce referrals or other conduct within the statute.

     Federal regulations establish "Safe Harbors," which give immunity from criminal or civil penalties to parties in good faith compliance. While the failure to satisfy all the criteria for a specific Safe Harbor does not necessarily mean that an arrangement violates the statute, the arrangement is subject to review by the HHS Office of Inspector General ("OIG"), which is charged with administering the federal anti-kickback statute. Currently, there are no procedures for obtaining binding interpretations or advisory opinions from the OIG on the application of the federal anti-kickback statute to an arrangement or its qualification for a Safe Harbor upon which the Company can rely. However, on August 21, 1996, the President signed into law the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Beginning January 1, 1997, the Secretary of Health and Human Services will be required under the HIPAA to issue written advisory opinions regarding the applicability of certain aspects of the anti-kickback statute to specific arrangements or proposed arrangements. Advisory opinions will be binding as to the Secretary and the party requesting the opinion.

     The OIG has issued "Fraud Alerts" identifying certain questionable arrangements and practices which it believes may implicate the federal anti-kickback statute. The OIG has issued a Fraud Alert providing its views on certain joint venture and contractual arrangements between health care providers. The OIG has recently issued a Fraud Alert concerning prescription drug marketing practices that could potentially violate the federal anti-kickback statute. Pharmaceutical marketing activities may implicate the federal anti-kickback statute because drugs are often reimbursed under the Medicaid program. According to the Fraud Alert, examples of practices that may implicate the statute include certain arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product. In addition, a number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceuti-cal marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arise under state consumer protection laws which generally prohibit false advertising, deceptive trade practices and the like. Further, a number of the states involved in these enforcement actions have requested that the FDA exercise greater regulatory oversight in the area of pharmaceutical promotional activities by pharmacists. It is not possible to determine whether the FDA will act in this regard or what effect, if any, FDA involvement would have on the Company's operations.

     The Company believes its contract arrangements with other health care providers, its pharmaceutical suppliers and its pharmacy practices are in compliance with these laws. There can be no assurance that such laws will not, however, be interpreted in the future in a manner inconsistent with the Company's interpretation and application.

     Environmental Matters. In operating its facilities, NCS makes every effort to comply with environmental laws. No major difficulties have been encountered in effecting compliance. In addition, no material capital expenditures for environmental control facilities are expected. While the Company cannot predict the effect which any future legislation, regulations or interpretations may have upon its operations, it does not anticipate any changes that would have a material adverse impact on its operations.

EMPLOYEES

     As of August 28, 1996, the Company had approximately 1,135 full-time employees. None of the employees are represented by a union. The Company considers relations with its employees to be good.

PROPERTIES

     The Company presently maintains its executive offices in approximately 3,000 square feet of space in Beachwood, Ohio pursuant to a ten-year lease with an unaffiliated third party. NCS currently considers this space to be sufficient for its corporate headquarters operations.

     As of August 28, 1996, the Company leased or owned 26 properties in ten states with a total square footage of 281,455 square feet ranging in size from approximately 1,200 square feet to approximately 38,000 square feet. The terms of the leases relating to these properties vary in length remaining, from one month to fifteen years and, in some cases, include options to extend.

LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings incidental to the conduct of its business. The Company does not expect that any such proceedings will have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Directors and executive officers of the Company:

                  NAME                    AGE                       POSITION
- ----------------------------------------  ---     --------------------------------------------
Jon H. Outcalt..........................  60      Chairman of the Board of Directors
                                                  President, Chief Executive Officer and
Kevin B. Shaw...........................  39      Director
Phyllis K. Wilson.......................  55      Executive Vice President and Director
                                                  Senior Vice President and Chief Financial
Jeffrey R. Steinhilber..................  39      Officer
Norman D. Leibow........................  64      Senior Vice President
William B. Byrum........................  52      Vice President -- Corporate Development
A. Malachi Mixon III....................  56      Director
James B. Naylor.........................  42      Director
Richard L. Osborne......................  58      Director
Boake A. Sells..........................  59      Director

     Jon H. Outcalt, Chairman of the Board, is a founding principal of NCS and has served as Chairman of the Board since 1986. He was a Senior Vice President of Alliance Capital Management L.P., a global investment management company, from 1975 to December 1995. Mr. Outcalt serves on the Board of Directors of Capitol American Financial Corporation, a specialty insurance provider, Myers Industries, Inc., a manufacturer of plastic and rubber parts for the automotive and other industries, and Ohio Savings Financial Corporation, a savings and loan holding company. He is a graduate of Trinity College (B.A.) and the Wharton Graduate School of Business (M.B.A.).

     Kevin B. Shaw, President, Chief Executive Officer and a Director of the Company, is a founding principal of NCS and has served as President, Secretary and a Director of the Company since 1986 and as Chief Executive Officer since December 1995. Prior to joining the Company, he was employed by McKinsey & Company and Owens Corning Fiberglas. Mr. Shaw is a graduate of Harvard College (B.A.) and Stanford Graduate School of Business (M.B.A.).

     Phyllis K. Wilson, R.PH., Executive Vice President and a Director of the Company since November, 1993, is the founder of NCS's Columbus, Ohio operation and heads the corporate and support functions of the Company. From 1989 to June 1995, she was responsible for corporate development and oversaw the Company's Ohio and Michigan operations. She is past President of the Ohio State Board of Pharmacy and served on the Board from 1977 to 1985. Ms. Wilson is a founding member of the American Society of Consultant Pharmacists and is a graduate of Ohio State University with a B.S. in Pharmacy.

     Jeffrey R. Steinhilber, Senior Vice President and Chief Financial Officer of the Company, joined NCS in August 1994. From 1988 to July 1994, Mr. Steinhilber was the Chief Financial Officer of Austin Powder Company. He is a graduate of Duke University (B.A.) and Northwestern Graduate School of Business (M.B.A.)

     Norman D. Leibow, Senior Vice President of the Company since 1986, was the founder of Modern Pharmacy Consultants, which was acquired by the Company in 1986. He is past President of the Ohio State Board of Pharmacy and served on the Board from 1984 to 1992. Mr. Leibow graduated from Ohio State University with a B.S. in Pharmacy.

     William B. Byrum, Vice President -- Corporate Development of the Company, joined the Company in September 1995. From April 1993 to September 1995, Mr. Byrum was President and Chief Executive Officer of Corinthian Healthcare Systems, Inc., prior to its acquisition by the Company. From 1991 to April 1993, he was Vice President of Development (Acquisitions) for Hook-SupeRx, Inc. Prior to 1991, Mr. Byrum was Vice President, Store Operations at the Hook Drug Division of Hook-SupeRx, Inc., serving in various management positions. Mr. Byrum is a graduate of Purdue University with a B.S. in Pharmacy.

     A. Malachi Mixon III, a Director of the Company since December 1994, has been President and Chief Executive Officer and a Director of Invacare Corporation since 1979 and, since 1983, its Chairman of the Board. Invacare Corporation is a leading world wide manufacturer and distributor of home health care products. He serves as a Director of Lamson & Sessions Co., a supplier of engineered thermoplastic products, and Sherwin-Williams Company, a producer and distributor of coatings and related products, and as a Trustee of The Cleveland Clinic Foundation, one of the world's leading health care institutions. Mr. Mixon is a graduate of Harvard College (B.A.) and the Harvard Graduate School of Business (M.B.A.).

     James B. Naylor, a Director of the Company since 1986, has been the President of Federal Process Corporation, a manufacturer and distributor of industrial products, since July 1993. From August 1986 to October 1995, Mr. Naylor was Executive Vice President of Aberdeen Group, Inc. and from November 1986 to July 1995, he was Vice President of Modern Pharmacy Consultants. He was formerly with Booz, Allen & Hamilton, Inc. and with Invacare Corporation, a leading worldwide manufacturer and distributor of home health care products. Mr. Naylor is a graduate of Dartmouth College (B.A.) and of the Harvard Graduate School of Business (M.B.A.).

     Richard L. Osborne, a Director of the Company since 1986, has served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio, since 1971. Mr. Osborne serves on the Board of Directors of Capitol American Financial Corporation, a specialty insurance provider, Myers Industries, Inc., a manufacturer of plastic and rubber parts for the automotive and other industries, Handex Corporation, a provider of environmental remediation and computer services, and Ohio Savings Financial Corporation, a savings and loan holding company. He is a graduate of Bowling Green State University (B.S.) and Case Western Reserve University (M.S.).

     Boake A. Sells, a Director of the Company since November 1993, has been a self-employed private investor since June 1992. He was Chairman of the Board, President and Chief Executive Officer of Revco D.S., Inc. from September 1987 to June 1992, and was formerly President and Chief Operating Officer of Dayton Hudson Corporation and President and Chief Operating Officer of Cole National Corporation. Mr. Sells is a Director of Harrah's Entertainment, Inc., a leading casino gaming company. He is a graduate of the University of Iowa (B.A.) and the Harvard Graduate School of Business (M.B.A.).
                               ------------------

     The number of Directors is currently fixed at seven. The Certificate (as defined) divides the Board of Directors into three classes. The Directors serve staggered terms of three years, with the members of one class being elected in any year, as follows: (i) James B. Naylor, Phyllis K. Wilson and A. Malachi Mixon III have been designated as Class I Directors and will serve until the 1996 annual meeting; (ii) Boake A. Sells and Kevin B. Shaw have been designated as Class II Directors and will serve until the 1997 annual meeting; and (iii) Richard L. Osborne and Jon H. Outcalt have been designated as Class III Directors and will serve until the 1998 annual meeting; and in each case until their respective successors are elected and qualified.

     The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee. The Audit Committee has general responsibility for supervision of financial controls as well as accounting and audit activities of the Company. The Audit Committee annually reviews the qualifications of the Company's independent certified public accountants, makes recommendations to the Board of Directors concerning the selection of the accountants and reviews the planning, fees and results of the accountants' audit. The following non-employee Directors, Messrs. Mixon, Naylor and Sells, serve as members of the Audit Committee. Mr. Mixon is Chairman of this committee.

     The Compensation Committee has the authority to (i) administer the Company's stock option plans, including the selection of optionees and the timing of option grants, and (ii) review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans. The following non-employee Directors, Messrs. Mixon, Osborne and Sells, serve as members of the Compensation Committee. Mr. Osborne is Chairman of this committee.

DIRECTOR COMPENSATION

     The Company endeavors to maintain a mutuality of interest between its Directors and the shareholders of the Company. Hence, it has required all of its Directors to purchase Common Stock and has compensated its Directors, who are not also key employees, solely by granting options to purchase shares of Class B Common Stock. No Director fees have been paid and the Company does not anticipate paying Director fees in the foreseeable future.

EXECUTIVE COMPENSATION

     The table below sets forth certain information with respect to compensation paid or accrued by the Company during the last two fiscal years to the Company's Chief Executive Officer and to the other executive officers of the Company whose annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                     COMPENSATION
                                                    ANNUAL COMPENSATION                AWARDS
                                          ---------------------------------------    ----------
                                                                    OTHER ANNUAL     SECURITIES
           NAME AND            FISCAL                               COMPENSATION     UNDERLYING        ALL OTHER
      PRINCIPAL POSITION        YEAR      SALARY($)    BONUS($)        ($)(1)        OPTIONS(#)     COMPENSATION($)
- ------------------------------ ------     --------     --------     -------------    ----------     ---------------
Kevin B. Shaw                   1996      $140,000     $ 32,000                --       10,000(2)       $ 4,787(3)
President and Chief Executive   1995       129,000      136,000                --           --            5,840(3)
  Officer
Jon H. Outcalt                  1996       100,000           --                --        7,500(2)            --
Chairman                        1995            --           --                --           --               --
Phyllis K. Wilson               1996       138,200       20,000                --        5,000(2)        49,849(4)
Executive Vice President        1995       138,200       60,000                --           --           50,430(4)
Jeffrey R. Steinhilber          1996       130,000       28,000                --       22,540(2)         1,322(5)
Senior Vice President           1995       125,000       40,000                --      118,457(6)            --
  and Chief Financial Officer
William B. Byrum(7)             1996       112,500       64,250                --        1,000(2)           467(5)
Vice President -- Corporate     1995            --           --                --           --               --
  Development

- ---------------

(1) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(2) Represents shares of Class A Common Stock.

(3) Includes, for fiscal year 1996 and fiscal year 1995, respectively, (i) $2,938 and $3,992 paid by the Company for the payment of premiums on life insurance policies and (ii) $1,849 and $1,848 contributed by NCS to its 401(k) Plan on behalf of Mr. Shaw. The Company currently matches each participating employee's contributions to the 401(k) to the extent of 20% of the first 10% of the participant's salary reduction, up to the maximum allowable under the Internal Revenue Code.

(4) Includes, for fiscal year 1996 and fiscal year 1995, respectively, (i) $48,000 and $48,582 in premiums used to fund deferred compensation to be paid to Ms. Wilson pursuant to the terms of a Deferred Compensation Agreement and (ii) $1,849 and $1,848 contributed by the Company to its 401(k) Plan on behalf of Ms. Wilson.

(5) Represents amounts contributed by NCS to its 401(k) Plan on behalf of the employee.

(6) Represents shares of Class B Common Stock.

(7) Mr. Byrum joined the Company on September 1, 1995.

OPTION GRANTS IN 1996

     The following table sets forth certain information relating to grants of stock options made during the year ended June 30, 1996 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table above.

                                                                                          POTENTIAL
                                                                                         REALIZABLE
                                                                                      VALUE AT ASSUMED
                                              INDIVIDUAL GRANTS                        ANNUAL RATES OF
                          ---------------------------------------------------------      STOCK PRICE
                             NUMBER OF       % OF TOTAL     EXERCISE OR               APPRECIATION FOR
                            SECURITIES     OPTIONS GRANTED     BASE                      OPTION TERM
                            UNDERLYING     TO EMPLOYEES IN     PRICE     EXPIRATION  -------------------
           NAME           OPTIONS GRANTED    FISCAL YEAR      ($/SH)        DATE      5% ($)    10% ($)
- -----------------------------------------  ---------------  -----------  ----------  --------   --------
Kevin B. Shaw.............      10,000           11.9%        $ 16.50      2/13/01   $ 45,586   $100,734
Jon H. Outcalt............       7,500            8.9         $ 16.50      2/13/01     34,189     75,551
Phyllis K. Wilson.........       5,000            5.9         $ 16.50      2/13/01     22,793     50,367
Jeffrey R. Steinhilber....      22,540           26.8         $ 16.50      2/13/02    126,485    286,951
William B. Byrum..........       1,000            1.2         $ 16.50      2/13/01      4,559     10,073

1996 LONG TERM INCENTIVE PLAN

     In December 1995, the Board of Directors adopted the 1996 Long Term Incentive Plan (the "1996 Long Term Incentive Plan" or the "Plan"). The shareholders of the Company adopted the Plan in January 1996. The 1996 Long Term Incentive Plan provides for awards of incentive and nonqualified stock options to officers and key employees of the Company. An aggregate of 700,000 shares of Class A Common Stock are subject to the 1996 Long Term Incentive Plan (subject to adjustment in certain events).

     The 1996 Long Term Incentive Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1996 Long Term Incentive Plan, the Compensation Committee has the authority to select the persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the awards, including the status of awards subsequent to the termination of a participant's employment with the Company. In exercising its authority under the Plan, the Compensation Committee intends to condition the exercise of nonqualified options on the satisfaction of both specified performance criteria (generally, a percentage increase in the Class A Common Stock price from the date of grant) and specified service requirements. Options are not transferable other than pursuant to the laws of descent and distribution.

     The exercise price of a stock option awarded under the 1996 Long Term Incentive Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant (110% in the case of an incentive stock option awarded to any person who is the beneficial owner of securities representing 10% or more of the total voting power of the Company). Subject to the discretion of the Compensation Committee, options granted under the 1996 Long Term Incentive Plan will generally expire upon the termination of an employee's employment other than by reason of an employee's death, disability or retirement or the termination of such employment by the Company other than for cause. The maximum term of options awarded under the Plan will be ten years from the date of grant.

     In January 1996, the Compensation Committee of the Board of Directors granted nonqualified and incentive stock options to 26 employees of the Company under the 1996 Long Term Incentive Plan for an aggregate of 84,040 shares of Class A Common Stock, effective as of February 13, 1996.

FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides certain information concerning the number of securities underlying unexercised stock options held by each of the Named Executive Officers as of June 30, 1996. This table assumes the conversion into Class A Common Stock of all shares of Class B Common Stock issuable upon the exercise of certain options.

                                                           NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS AT
                        SHARES                         OPTIONS AT JUNE 30, 1996(#)                JUNE 30, 1996(1)
                      ACQUIRED ON       VALUE        --------------------------------     --------------------------------
        NAME           EXERCISE        REALIZED       EXERCISABLE       UNEXERCISABLE     EXERCISABLE(1)     UNEXERCISABLE
- --------------------- -----------     ----------     --------------     -------------     --------------     -------------
Kevin B. Shaw........        --               --              --            10,000                  --        $   137,500
Jon H. Outcalt.......        --               --              --             7,500                  --            103,125
Phyllis K. Wilson....   281,917       $1,866,291              --             5,000                  --             68,750
Jeffrey R.                   --               --          47,383            93,614          $1,140,035          2,019,965
  Steinhilber........
William B. Byrum.....        --               --              --             1,000                  --             13,750

- ---------------

(1) Represents the total gain which would be realized if all in-the-money options beneficially held at June 30, 1996 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $30.25, the closing price for the Company's Class A Common Stock as reported by the Nasdaq National Market at June 28, 1996.

EMPLOYMENT AGREEMENT

     The Company is party to an employment agreement with William B. Byrum, dated September 1, 1995, pursuant to which Mr. Byrum is employed by the Company as Vice President -- Corporate Development. The agreement provides for a term of five years and an annual salary subject to increase at the discretion of the Company. The agreement provides for a bonus to be paid to Mr. Byrum. In addition, the agreement contains certain non-compete, non-disclosure and non-interference provisions applicable to Mr. Byrum.

                              CERTAIN TRANSACTIONS

     The Company leases its Hilliard, Ohio facility from PR Realty, a partnership of which Phyllis K. Wilson is Managing Partner. The lease is in the fourth year of a five-year lease at an annual rate of $255,750. The lease provides for one five-year renewal at the same rate. The Company believes that this lease is on terms comparable to those which could be obtained from an unrelated third party.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of August 15, 1996, and as adjusted to reflect the sale of the Class A Common Stock offered hereby by (i) each person known by the Company to be the beneficial owner of more than five percent of any class of Common Stock, (ii) each Director, (iii) each Named Executive Officer, (iv) all Directors and executive officers as a group and (v) each Selling Stockholder.

                                             CLASS A COMMON STOCK                       CLASS B COMMON STOCK(1)
                            -------------------------------------------------------     -----------------------
                                                                       SHARES
                            SHARES BENEFICIALLY      SHARES         BENEFICIALLY                SHARES
                              OWNED PRIOR TO         TO BE          OWNED AFTER           BENEFICIALLY OWNED
                               THE OFFERING           SOLD          THE OFFERING          AFTER THE OFFERING
                            -------------------      IN THE      ------------------     -----------------------
         NAME(2)            NUMBER      PERCENT     OFFERING     NUMBER     PERCENT      NUMBER         PERCENT
- --------------------------  -------     -------     --------     ------     -------     ---------       -------
Jon H. Outcalt............  151,981(3)     2.6%     151,981 (3)     --          --      3,507,815(3)(4)   54.4%
Kevin B. Shaw.............   40,000(5)       *       40,000 (5)     --          --      1,148,264(5)(6)   17.8
Phyllis K. Wilson.........    1,782          *           --      1,782           *%       182,899          2.8
Jeffrey R. Steinhilber....    1,782          *           --      1,782           *         63,515(7)         *
William B. Byrum..........    2,000          *           --      2,000           *             --           --
A. Malachi Mixon III......   35,650          *           --      35,650          *         92,185          1.4
James B. Naylor...........    5,000(8)       *        5,000 (8)     --          --        368,005(8)       5.7
Richard L. Osborne........    3,565          *           --      3,565           *        132,146(9)       2.0
Boake A. Sells............   14,260          *           --      14,260          *         92,185          1.4
Joseph Cippel.............   82,736        1.4       17,736      65,000          *             --           --
Francis Cassidy...........   13,386          *       13,386         --          --             --           --
Michael Fecteau...........   19,829          *       15,000      4,829           *             --           --
Jack M. Machbitz..........    6,897(10)      *        6,897 (10)    --          --             --           --
All Directors and
  executive officers as a
  group (11)..............  251,770        4.2                   59,039          *      5,587,014         85.6

- ---------------

* Less than one percent.

 (1) Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.

 (2) The address of each beneficial owner is c/o NCS HealthCare, Inc., 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122.

 (3) Gives effect to the conversion, in connection with this offering, of 120,252 shares of Class B Common Stock into shares of Class A Common Stock by the Jon H. Outcalt Trust.

 (4) Owned as of record by the Jon H. Outcalt Trust.

 (5) Gives effect to the conversion, in connection with this offering, of 32,870 shares of Class B Common Stock into shares of Class A Common Stock.

 (6) Includes 184,370 shares of Class B Common Stock held by a limited partnership of which Mr. Shaw is the sole general partner.

 (7) Includes currently exercisable options to purchase 47,383 shares of Class B Common Stock.

 (8) Gives effect to the conversion, in connection with this offering, of 4,287 shares of Class B Common Stock into shares of Class A Common Stock.

 (9) Includes currently exercisable options to purchase 30,743 shares of Class B Common Stock.

(10) Owned as of record by the Jack M. Machbitz Charitable Trust '96.

(11) Includes currently exercisable options to purchase 646 shares of Class A Common Stock and 78,126 shares of Class B Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Certificate of Incorporation (the "Certificate") authorizes capital stock consisting of 50 million shares of Class A Common Stock, par value $.01 per share, 20 million shares of Class B Common Stock, par value of $.01 per share, and one million shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The Company is incorporated under the General Corporation Law of the State of Delaware (the "Delaware GCL").

COMMON STOCK

     At August 26, 1996, there were 5,941,281 shares of Class A Common Stock and 6,603,228 shares of Class B Common Stock issued and outstanding and options to purchase 103,018 shares of Class A Common Stock and options to purchase 164,550 shares of Class B Common Stock. In addition, at such date, there were an aggregate of 615,960 shares of Class A Common Stock reserved for issuance under the 1996 Long Term Incentive Plan.

     The Class A Common Stock and Class B Common Stock are identical in all material respects except that (i) shares of the Class B Common Stock entitle the holders thereof to ten votes per share on all matters and shares of the Class A Common Stock entitle the holders thereof to one vote per share on all matters, and (ii) the shares of Class B Common Stock are subject to certain restrictions on transfer. The shares of Class B Common Stock are not transferable except in certain very limited instances to family members, trusts, other holders of Class B Common Stock, charitable organizations and entities controlled by such persons (collectively, "Permitted Transferees"). These restrictions on transfer may be removed by the Board of Directors if the Board determines that the restrictions may have a material adverse effect on the liquidity, marketability or market value of the outstanding shares of Class A Common Stock.

     The Class B Common Stock is fully convertible at any time into shares of Class A Common Stock on a share-for-share basis and will automatically be converted into shares of Class A Common Stock upon any purported transfer to non-Permitted Transferees. Once a share of Class B Common Stock has been converted into a share of Class A Common Stock, such share of Class A Common Stock cannot thereafter be re-converted into a share of Class B Common Stock. Because the Class B Common Stock will at all times be convertible into Class A Common Stock on a share-for-share basis, holders of Class B Common Stock will be able to sell the equity interest represented by their Class B Common Stock to persons who are not Permitted Transferees by converting such shares in Class A Common Stock. As is the case with Preferred Stock and additional Class A Common Stock, additional Class B Common Stock can be issued at the discretion of the Board of Directors.

     Except as set forth below (and as provided by law and in the Company's Certificate now in effect), all matters submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class. Holders of outstanding shares of Class A Common Stock and Class B Common Stock, respectively, vote separately as a class with respect to amendments to the Certificate which would increase the authorized number of shares of Class B Common Stock, or which would make other amendments to the Certificate (other than increases in the number of authorized shares of Class A Common Stock) that alter or change the designations or powers or the preferences, qualifications, limitations, restrictions or the relative or special rights of either the Class B Common Stock or the Class A Common Stock so as to affect them adversely.

     No cash dividend may be declared or paid on the Class B Common Stock unless an equal or greater dividend is simultaneously declared or paid on the Class A Common Stock. Otherwise, subject to the rights of holders of Preferred Stock, if any, the Class A Common Stock and the Class B Common Stock rank equally and have equal rights per share with respect to all dividends and distributions, including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets. In the case of stock dividends or stock splits, however, only shares of Class A Common Stock can be distributed in respect of outstanding Class A Common Stock and only shares of Class B Common Stock can be distributed in respect of outstanding Class B Common Stock.

     Neither shares of Class A Common Stock nor shares of Class B Common Stock can be split, divided or combined unless all outstanding shares of the other class are correspondingly split, divided or combined.

     Because of the restrictions on transfer of the Class B Common Stock, over time shares of Class B Common Stock having ten votes will (unless the Directors determine to remove such restrictions) be converted into shares of Class A Common Stock having one vote, as holders convert their Class B Common Stock into Class A Common Stock in order to sell their shares. Accordingly, the holders of Class B Common Stock who continue to hold their stock will realize over time an increase in their relative voting power in the Company. Upon completion of this offering, the Directors and executive officers of the Company and their affiliates collectively will own approximately 75.9% of the total voting power of the Company. A substantial portion of this group's share ownership consists of Class B Common Stock. If those individuals continue to hold their Class B Common Stock for the foreseeable future, the degree of control of the Company by these Directors and executive officers and their affiliates, and their percentage of the total voting power of the Company, will increase over time.

     Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company and are not subject to any further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The shares of Class A Common Stock are not convertible into any other series or class of the Company's securities. Subject to the preferences applicable to Preferred Stock, if any, outstanding at the time, holders of shares of Common Stock are entitled to dividends, if, when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any. See "Preferred Stock."

PREFERRED STOCK

     The Company's Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, not in excess of one million shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any unissued shares or wholly unissued series of Preferred Stock, and the number of shares constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any such class or series subsequent to the issuance of shares of such class or series, but not below the amount then outstanding. The Company has no present intention to issue any Preferred Stock.

CERTAIN ANTI-TAKEOVER CONSIDERATION

     Two-Tier Business Combination Provisions. The Certificate requires, in addition to any required vote by the then outstanding Preferred Stock, the vote of not less than 66 2/3% of the then outstanding shares of the Company's Class A Common Stock and Class B Common Stock to approve any Business Combination of the Company with any Related Person (as defined) unless certain conditions have been met. In addition, the 66 2/3% vote must include the affirmative vote of 51% of the outstanding shares of Class A Common Stock and Class B Common Stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the Business Combination may be greater than 66 2/3%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of shares of Common Stock representing 5% or more of the total voting power of the Company, including any affiliate or associate of such person or entity. The term Business Combination is defined to include virtually any transaction between the Company and a Related Person, including a merger, consolidation or sale of assets.

     The 66 2/3% requirement and the 51% requirement are not applicable, however (and, therefore, the proposed Business Combination could be approved by a simple majority of the stockholders unless otherwise required by Delaware law), if the Related Person pays a Fair Price to the Company's stockholders in the transaction or if a majority of the Board of Directors approves the transaction. Under the terms of the Certificate, the Fair Price must be a least equal to the greatest of (i) the highest price paid or agreed to be paid by the Related Person to purchase any shares of the Company's Common Stock, (ii) the highest market price of the Common Stock during the 24-month period prior to the taking of such vote, and (iii) the per share book value of the Class A Common Stock at the end of the calendar quarter immediately preceding the taking of such vote. In addition, the Fair Price consideration to be received by the Company's stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of Common Stock of the Company.

     The Certificate provides that the above provisions regarding two-tier business combinations may not be amended, altered, changed or repealed except by the affirmative vote of at least 66 2/3% of the shares of Common Stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 51% of the outstanding shares of Common Stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal shall have been proposed by a majority of the Board of Directors.

     The Delaware Business Combination Act. Section 203 of the Delaware GCL (the "Delaware Business Combination Act") imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such, (b) upon consummation of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans) or (c) on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock.

     The Delaware Business Combination Act applies to certain corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (a) the corporation's original certificate of incorporation, (b) an amendment to the corporation's by-laws as adopted by the corporation's board of directors within 90 days of the effective date of such legislation or (c) an amendment to the corporation's certificate of incorporation or by-laws is approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until 12 months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). The Company has not made such an election and, upon completion of the offering, will be subject to the Delaware Business Combination Act.

     Director Liability Provisions. A permitted by the Delaware GCL, the Certificate contains a provision which eliminates under certain circumstances the personal liability of Directors (only in their capacities as Directors of the Company) to the Company or its stockholders for monetary damages for a breach of fiduciary duty as Directors. The provision in the Certificate does not change a Director's duty of care, but it does authorize the Company to eliminate monetary liability for certain violations of the duty, including violations based on grossly negligent business decisions which may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; however, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the Certificate in no way affects a Director's liability under the federal securities laws. In addition, the Company's By-Laws and indemnity agreements entered into with the Company's Directors and officers indemnify its past and current Directors and officers for and provide for advancements in respect of all expense, liability and loss reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company, including in certain circumstances for settlements in derivative actions.

     Classified Board. The Certificate divides the Board of Directors into three classes. A classified Board of Directors may have the effect of making it more difficult to remove incumbent Directors, providing such Directors with enhanced ability to retain their positions. A classified Board of Directors may also make the acquisition of control of the Company by a third party by means of a proxy contest more difficult. In addition, the classification may make it more difficult to change the majority of Directors for business reasons unrelated to a change of control.

     The Certificate provides that the above provisions regarding classification of the Board of Directors may not be amended, altered, changed or repealed except by the affirmative vote of at least 66% of the shares of Common Stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, unless such proposal shall have been proposed by a majority of the Board of Directors.

     General. It is possible that the existence of the ten vote per share Class B Common Stock, the Company's ability to issue Preferred Stock, the increased voting requirements with respect to a Business Combination provided for in the Certificate, the provisions of the Delaware Business Combination Act and the division of the Board of Directors of the Company into classes as provided in the Certificate, may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Class A Common Stock. This could have the incidental effect of inhibiting changes in a management and may also prevent temporary fluctuations in the market price of the Company's Class A Common Stock which often result from actual or rumored takeover attempts. In addition, the limited liability provisions in the Certificate with respect to Directors and officers may discourage stockholders from bringing a lawsuit against Directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against Directors and officers, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent that cost of settlement and damage awards against the Company's Directors and executive officers are paid by the Company pursuant to the indemnification provisions contained in the Company's By-Laws and indemnity agreements described above.

TRANSFER AGENT AND REGISTRAR

     The Company's Transfer Agent and Registrar for the Common Stock is National City Bank, Cleveland, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 9,098,690 shares of Class A Common Stock outstanding. Of these shares, the 3,250,000 shares sold in this offering (3,737,500 shares if the Underwriters' exercise their over-allotment option in full) and the 4,876,000 shares sold in the Company's February 1996 initial public offering will be freely tradable without restriction under Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act ("Rule 144")). An aggregate of 97,661 shares of Class A Common Stock, 545,451 shares of Class A Common Stock issued upon the conversion of convertible subordinated debentures, the 6,445,819 shares of Class A Common Stock issuable upon conversion of the outstanding Class B Common Stock and the 651,281 shares of Class A Common Stock underlying outstanding convertible debentures constitute "restricted securities" under Rule 144 and may be sold in the public market only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, including the exemption made available by Rule 144. Upon completion of this offering, an aggregate of 5,389,642 of these restricted shares will be eligible for sale in the public market, subject to the volume, manner of sale and other restrictions of Rule 144, and an additional 786,050 of these restricted shares will be eligible for sale without such restrictions pursuant to the provisions of Rule 144(k).

     In general, under Rule 144, as currently in effect, if a period of at least two years has elapsed since the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed since the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an Affiliate, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Securities and Exchange Commission (the "Commission") has proposed amendments to Rule 144 and Rule 144(k) that would permit resales of restricted securities under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resales of restricted securities by non-Affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resales of restricted securities sooner than would be the case under Rule 144 and Rule 144(k) as is currently in effect.

     The Company, each Director and executive officer of the Company, and the Selling Stockholders, holding in the aggregate 35.8% of the Company's outstanding Common Stock, after giving effect to this offering, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., except, in the case of the Company, under certain limited circumstances. After this offering, sales of substantial amounts of Class A Common Stock by existing stockholders could have an adverse impact on the market price of the Class A Common Stock. No predictions can be made as to the effect, if any, that market sales of shares of existing stockholders or the availability of such shares for future sales will have on the market price of shares of Class A Common Stock prevailing from time to time.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, shares of Class A Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                                  NUMBER OF
                                  UNDERWRITER                                      SHARES
- --------------------------------------------------------------------------------  ---------
Smith Barney Inc................................................................
William Blair & Company, L.L.C..................................................
Montgomery Securities...........................................................
McDonald & Company Securities, Inc..............................................

                                                                                  ---------
  Total.........................................................................  3,250,000
                                                                                  =========

     The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., William Blair & Company, L.L.C., Montgomery Securities and McDonald & Company Securities, Inc. are acting as Representatives, propose initially to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $          per share under the public offering
price. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to other Underwriters or to certain other
dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 487,500 additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company, its officers and Directors and the Selling Stockholders, holding in the aggregate 35.8% of the Company's executive outstanding Common Stock, after giving effect to this offering, have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or any securities convertible into, or exercisable or exchangeable for, Class A Common Stock except, in the case of the Company, in certain limited circumstances.

     The Underwriters and certain selling group members that currently act as market makers for the Class A Common Stock may engage in "passive market making" in the Class A Common Stock in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A, any Underwriter or selling group member engaged in passive market making in the Class A Common Stock (i) may not effect transactions in, or display bids for, the Class A Common Stock at a price that exceeds the highest bid for the Class A Common Stock displayed by a market maker that is not participating in the distribution of the Class A Common Stock, (ii) may not have net daily purchases of the Class A Common Stock that exceed 30% of its average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part and (iii) must identify its bid as bids made by a passive market maker.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Calfee, Halter & Griswold, Cleveland, Ohio. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements of NCS HealthCare, Inc. and subsidiaries at June 30, 1995 and 1996, and for each of the three years in the period ended June 30, 1996; the balance sheet of IPAC Pharmacy, Inc. as of July 31, 1996 and the statements of operations and cash flows for the period from October 1, 1995 to July 31, 1996; the combined balance sheet of Thrifty Medical Systems as of June 30, 1996 and the combined statements of income and cash flows for the year then ended; appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Americare Health Services, Inc. (d.b.a. Uni-Care) at December 31, 1994 and 1995, and the consolidated statements of operations and retained earnings and cash flows for the two years ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by R. E. Reed & Company, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information about the Company and the Class A Common Stock offered hereby. Statements contained herein as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement (with exhibits thereto) may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission may be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048-1102 and Suite 1400, Citicorp Center, 500 West Madison St., Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov. which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

NCS HEALTHCARE, INC. AND SUBSIDIARIES
Report of Independent Auditors........................................................   F-2
Consolidated Balance Sheets at June 30, 1995 and 1996.................................   F-3
Consolidated Statements of Income for each of the three years in the period ended June
  30, 1996............................................................................   F-5
Consolidated Statements of Stockholders' Equity for each of the three years in the
  period ended June 30, 1996..........................................................   F-6
Consolidated Statements of Cash Flows for each of the three years in the period ended
  June 30, 1996.......................................................................   F-7
Notes to Consolidated Financial Statements............................................   F-8
AMERICARE HEALTH SERVICES, INC. (D.B.A. UNI-CARE)
Report of Independent Auditors........................................................  F-15
Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31, 1996
  (unaudited).........................................................................  F-16
Consolidated Statements of Operations and Retained Earnings for the two years ended
  December 31, 1995 and for the period from January 1, 1996 to March 31, 1996
  (unaudited).........................................................................  F-18
Consolidated Statements of Cash Flows for the two years ended December 31, 1995 and for the period from January 1, 1996 to March 31, 1996 (unaudited)...................  F-19
Notes to Consolidated Financial Statements............................................  F-21
IPAC PHARMACY, INC.
Report of Independent Auditors........................................................  F-27
Balance Sheets at July 31, 1996.......................................................  F-28
Statement of Operations for the period from October 1, 1995 to July 31, 1996..........  F-30
Statement of Cash Flows for the period from October 1, 1995 to July 31, 1996..........  F-31
Notes to Financial Statements.........................................................  F-32
THRIFTY MEDICAL SYSTEMS
Report of Independent Auditors........................................................  F-35
Combined Balance Sheet at June 30, 1996...............................................  F-36
Combined Statement of Income for the year ended June 30, 1996.........................  F-38
Combined Statement of Cash Flows for the year ended June 30, 1996.....................  F-39
Notes to Combined Financial Statements................................................  F-40

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NCS HealthCare, Inc.

     We have audited the accompanying consolidated balance sheets of NCS HealthCare, Inc. and subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCS HealthCare, Inc. and subsidiaries at June 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

Cleveland, Ohio                     Ernst & Young LLP
August 2, 1996

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                JUNE 30,
                                                                          --------------------
                                                                           1995         1996
                                                                          -------     --------
CURRENT ASSETS
  Cash and cash equivalents.............................................  $   286     $ 21,460
  Trade accounts receivable, less allowance for doubtful accounts of
     $1,478 and $3,629 as of June 30, 1995 and 1996.....................   14,475       27,762
  Inventories...........................................................    3,699        7,487
  Deferred income taxes.................................................    1,530        1,644
  Prepaid expenses......................................................      454          840
                                                                          -------     --------
          Total current assets..........................................   20,444       59,193
PROPERTY, PLANT AND EQUIPMENT
  Land..................................................................       --           64
  Building..............................................................      820        1,334
  Machinery, equipment and vehicles.....................................    5,061        8,632
  Computer equipment....................................................    2,540        4,759
  Furniture, fixtures and leasehold improvements........................    1,381        4,544
                                                                          -------     --------
                                                                            9,802       19,333
  Less accumulated depreciation and amortization........................    4,253        9,050
                                                                          -------     --------
                                                                            5,549       10,283
Goodwill, less accumulated amortization of $176 and $1,041 as of
  June 30, 1995 and 1996................................................   12,137       39,101
Other assets, less accumulated amortization of $183 and $367 as of
  June 30, 1995 and 1996................................................      465        2,091
                                                                          -------     --------
TOTAL ASSETS............................................................  $38,595     $110,668
                                                                          =======     ========

                             See accompanying notes

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                JUNE 30,
                                                                          --------------------
                                                                           1995         1996
                                                                          -------     --------
CURRENT LIABILITIES
  Trade accounts payable................................................  $ 3,801     $  4,968
  Accrued compensation and related expenses.............................    2,393        2,813
  Other accrued expenses................................................    2,277        2,275
  Income taxes payable..................................................      691           --
  Current portion of long-term debt.....................................      666          801
                                                                          -------     --------
          Total current liabilities.....................................    9,828       10,857
Long-term debt, excluding current portion...............................   18,505        1,961
Convertible subordinated debentures.....................................    1,900        6,549
Minority interests......................................................      245          201
STOCKHOLDERS' EQUITY
  Common stock, par value $.01 per share:
     Class A -- 50,000,000 shares authorized; 7,467 and 5,560,492 shares issued
       and outstanding at June 30, 1995 and 1996, respectively..........        1           56
     Class B -- 20,000,000 shares authorized; 5,976,062 and 6,603,228 shares issued
       and outstanding at 1995 and 1996, respectively...................       60           66
  Paid-in capital.......................................................    4,341       84,907
  Retained earnings.....................................................    3,715        6,071
                                                                          -------     --------
                                                                            8,117       91,100
                                                                          -------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............................  $38,595     $110,668
                                                                          =======     ========

                             See accompanying notes

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED JUNE 30,
                                                               --------------------------------
                                                                1994        1995         1996
                                                               -------     -------     --------
Revenues.....................................................  $48,205     $65,602     $113,281
Cost of revenues.............................................   34,288      46,570       82,415
                                                               -------     -------     --------
Gross profit.................................................   13,917      19,032       30,866
Selling, general and administrative expenses.................   10,531      14,539       22,236
Special compensation.........................................       --          --        2,811
                                                               -------     -------     --------
Operating income.............................................    3,386       4,493        5,819
Interest expense.............................................     (525)     (1,089)      (2,282)
Interest income..............................................       --          --          671
                                                               -------     -------     --------
Income before income taxes...................................    2,861       3,404        4,208
Income tax expense...........................................    1,327       1,536        1,852
                                                               -------     -------     --------
Net income...................................................  $ 1,534     $ 1,868     $  2,356
                                                               =======     =======     ========
Net income per common share..................................    $0.24       $0.28        $0.26
Weighted average number of common shares outstanding.........    6,424       6,764        8,971

                             See accompanying notes

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         CLASS      CLASS
                                           A          B
                                         COMMON     COMMON     PAID-IN     RETAINED     SHAREHOLDERS'
                                         STOCK      STOCK      CAPITAL     EARNINGS       EQUITY
                                         ------     ------     -------     --------     ----------
Balance at July 1, 1993................   $ --       $ 54      $ 1,059      $  313       $  1,426
Issuance of 296,375 shares of Class B
  Common Stock.........................     --          3        1,210          --          1,213
Net income.............................     --         --           --       1,534          1,534
                                         ------     ------     -------     --------     ----------
Balance at June 30, 1994...............     --         57        2,269       1,847          4,173
Issuance of 7,467 shares of Class A
  Common Stock and 323,247 shares of
  Class B Common Stock.................      1          3        2,072          --          2,076
Net income.............................     --         --           --       1,868          1,868
                                         ------     ------     -------     --------     ----------
Balance at June 30, 1995...............      1         60        4,341       3,715          8,117
Issuance of 7,461 shares of Class A
  Common Stock.........................     --         --           57          --             57
Exercise of stock options (890,333
  shares of Class B Common Stock)......     --          9        3,366          --          3,375
Conversion of 263,167 shares of Class B
  Common Stock to 263,167 shares of
  Class A Common Stock.................      3         (3)          --          --             --
Issuance of 4,476,000 shares of Class A
  Common Stock.........................     45         --       67,039          --         67,084
Issuance of 124,088 shares of Class A
  Common Stock for purchases of
  businesses...........................      1         --        1,835          --          1,836
Conversion of convertible subordinated
  debentures (682,309 shares of Class A
  Common Stock)........................      6         --        8,269          --          8,275
Net income.............................     --         --           --       2,356          2,356
                                         ------     ------     -------     --------     ----------
Balance at June 30, 1996...............   $ 56       $ 66      $84,907      $6,071       $ 91,100
                                         ======     ======     =======      ======      ==========

                             See accompanying notes

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                               1994         1995         1996
                                                              -------     --------     --------
OPERATING ACTIVITIES
Net income..................................................  $ 1,534     $  1,868     $  2,356
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Special compensation......................................       --           --        2,811
  Depreciation and amortization.............................      883        1,222        3,217
  Provision for doubtful accounts...........................      443          530          841
  Other.....................................................      104           57           --
  Deferred income taxes.....................................     (693)        (557)          11
  Changes in assets and liabilities, net of effects of
     assets and liabilities acquired:
       Trade accounts receivable............................   (2,915)      (3,240)      (8,834)
       Inventories..........................................     (254)         262          109
       Trade accounts payable...............................    1,035          293       (2,069)
       Accrued expenses.....................................    1,355        1,283         (239)
       Prepaid expenses and other...........................      (42)        (390)        (260)
                                                              -------     --------     --------
Net cash provided by (used in) operating activities.........    1,450        1,328       (2,057)
INVESTING ACTIVITIES
Capital expenditures for property and equipment.............   (1,095)      (2,832)      (4,701)
Proceeds from sales of property and equipment...............       22           37           40
Purchases of businesses.....................................   (2,100)     (16,439)     (27,908)
Other.......................................................       34           --       (2,172)
                                                              -------     --------     --------
Net cash used in investing activities.......................   (3,139)     (19,234)     (34,741)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt....................    2,714        1,392           --
Repayment of long-term debt.................................   (2,431)      (5,060)      (3,398)
Borrowings on line-of-credit................................                26,500       31,400
Payments on line-of-credit..................................       --       (9,000)     (48,900)
Proceeds from convertible subordinated debentures...........       --        1,900       12,925
Proceeds from issuance of common stock and exercise of
  stock options.............................................    1,213        2,076       68,878
Other.......................................................       --           --       (2,933)
                                                              -------     --------     --------
Net cash provided by financing activities...................    1,496       17,808       57,972
                                                              -------     --------     --------
Net (decrease) increase in cash and cash equivalents........     (193)         (98)      21,174
Cash and cash equivalents at beginning of period............      577          384          286
                                                              -------     --------     --------
Cash and cash equivalents at end of period..................  $   384     $    286     $ 21,460
                                                              =======     ========     ========
Supplemental disclosure of cash flow information:
Cash paid during the year for:
  Interest..................................................  $   525     $  1,008     $  2,282
                                                              =======     ========     ========
  Income taxes..............................................  $ 1,502     $  2,192     $  1,724
                                                              =======     ========     ========
Noncash transactions during the year:
  Conversion of convertible subordinated debentures.........  $    --     $     --     $  8,275
                                                              =======     ========     ========
  Issuance of common stock for purchases of businesses......  $    --     $     --     $  1,836
                                                              =======     ========     ========

                             See accompanying notes

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS EXCEPT SHARE INFORMATION)
                FOR THE YEARS ENDED JUNE 30, 1994, 1995 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     NCS HealthCare, Inc. (the Company) operates in one business segment providing a broad range of health care services primarily to long-term care, assisted living facilities and other institutional settings. The Company provides pharmacy, pharmacy consulting and management services, infusion therapies, rehabilitation and dietary care plans.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

     Revenue is recognized when products or services are provided to the customer. A significant portion of the Company's revenues from sales of pharmaceutical and related products are reimbursable from Medicaid and Medicare programs. The Company monitors its receivables from these reimbursement sources and reports such revenues at the net realizable amount expected to be received from these third-party payors.

CASH EQUIVALENTS

     The Company considers all investments in highly liquid instruments with original maturities of three months or less at the date purchased to be cash equivalents. Investments in cash equivalents are carried at cost which approximates market value.

INVENTORIES

     Inventories for all business units consist primarily of purchased pharmaceuticals and medical supplies and are stated at the lower of cost or market. Cost is determined by using the last-in, first-out (LIFO) method for 26% of the June 30, 1996 net inventory balance and by using the first-in, first-out method for the remaining 74%. If the FIFO inventory valuation method had been used, inventories would have been $507 and $585 higher at June 30, 1995 and 1996, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets which are as follows:

            Building...........................................         30   years
            Machinery, equipment and vehicles..................    5 -- 10   years
            Computer equipment.................................     3 -- 5   years
            Furniture, fixtures and leasehold improvements.....    3 -- 10   years

STOCK BASED COMPENSATION

     The Company accounts for stock based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL

     The Company has classified as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized over 30-year periods using the straight-line method.

     The carrying value of goodwill is evaluated if circumstances indicate a possible impairment in value. If undiscounted cash flows over the remaining amortization period indicate that goodwill may not be recoverable, the carrying value of goodwill will be reduced by the estimated shortfall of cash flows on a discounted basis.

INCOME TAXES

     The Company follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This accounting standard requires that the liability method be used in accounting for income taxes. Under this accounting method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that apply in the periods in which the deferred tax asset or liability is expected to be realized or settled.

NET INCOME PER SHARE

     Net income per share is computed based on the weighted average number of Class A and B shares outstanding, which gives retroactive effect to the stock split as discussed below, the stock options outstanding as discussed below and the convertible subordinated debentures discussed in Note 7, for all periods presented. Stock options granted within a twelve-month period preceding the Company's initial public offering in February, 1996 are included as if they were outstanding for all periods presented.

     On December 13, 1995, the Board of Directors approved an amendment to the Company's Certificate of Incorporation to effect a corporate recapitalization, including a 46-for-1 stock split of the Class A Common Stock and Class B Common Stock. All share and per share information included in the accompanying financial statements have been retroactively adjusted to give effect to the stock split.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from these estimates.

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

2.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                            JUNE 30
                                                                             1995        1996
                                                                            -------     ------
Credit facilities up to $28,000; $15,000 at LIBOR plus 2.5%. The line of
  credit was terminated by the Company in March 1996....................    $17,500     $   --
8% notes payable to former owners of an acquired company due in annual
  installments through December, 1999...................................         --      1,000
2% note payable to Pennsylvania Industrial Development Authority due in
  monthly installments through June, 2001, and secured through an
  interest in a building of the Company.................................         --        612
Collateralized lease obligations with interest ranging from 6% to 13%
  due monthly through October, 2000.....................................         --        405
5% note payable to a former owner of an acquired company maturing in
  August, 2000..........................................................         --        240
7% note payable to former owner of an acquired company due in quarterly
  installments through October, 1998....................................         --        170
Construction bridge loan at prime plus .5%..............................        798         --
Other...................................................................        873        335
                                                                            -------     ------
Total long-term debt....................................................     19,171      2,762
Less current portion....................................................        666        801
                                                                            -------     ------
Long-term debt, excluding current portion...............................    $18,505     $1,961
                                                                            =======     ======

     The aggregate maturities of the long-term debt for each of the five years subsequent to June 30, 1996 are as follows:

          YEAR ENDING JUNE 30             AMOUNT
                                          ------
     1997...............................  $  801
     1998...............................     563
     1999...............................     370
     2000...............................     552
     2001...............................      50
     Thereafter.........................     426
                                          -------
                                             ---
                                          $2,762
                                          ==========

3.  INCOME TAX EXPENSE

     Income tax expense (benefit) for each of the three fiscal years ended June 30, 1996 consists of:

                                 1994                              1995                              1996
                    -------------------------------   -------------------------------   -------------------------------
                    CURRENT     DEFERRED     TOTAL    CURRENT     DEFERRED     TOTAL    CURRENT     DEFERRED     TOTAL
                    -------     --------     ------   -------     --------     ------   -------     --------     ------
Federal...........  $1,538       $ (543)     $  995   $1,537       $ (466)     $1,071   $1,439       $    8      $1,447
State and local...     482         (150)        332      556          (91)        465      402            3         405
                     -----          ---       -----    -----          ---       -----    -----          ---       -----
                    $2,020       $ (693)     $1,327   $2,093       $ (557)     $1,536   $1,841       $   11      $1,852
                     =====          ===       =====    =====          ===       =====    =====          ===       =====

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

3.  INCOME TAX EXPENSE (CONTINUED)
     Reconciliations of income taxes at the United States Federal statutory rate to the effective income tax rate for the three years ended June 30, 1996 are as follows:

                                                                1994       1995       1996
                                                               ------     ------     ------
     Income taxes at the United States statutory rate........  $  973      1,157      1,473
     State and local income taxes............................     200        238        221
     Goodwill amortization...................................       2         49        203
     Tax exempt interest.....................................      --         --        (81)
     Other -- net............................................     152         92         36
                                                                -----      -----      -----
                                                                1,327      1,536      1,852
                                                                =====      =====      =====

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are as follows:

                                                                      JUNE 30
                                                                 -----------------
                                                                  1995       1996
                                                                 ------     ------
                                                                 (IN THOUSANDS)
            Deferred tax assets (liabilities):
              Allowance for doubtful accounts..................  $  541     $  780
              Accrued expenses and other.......................   1,066      1,194
              Depreciable assets and other.....................     (77)      (330)
                                                                  -----      -----
            Net deferred tax assets............................  $1,530     $1,644
                                                                  =====      =====

4.  OPERATING LEASES

     The Company is obligated under several operating leases primarily for office facilities and equipment. Future minimum lease payments under noncancelable operating leases as of June 30, 1996 are as follows:

          YEAR ENDING JUNE 30             AMOUNT
                                          ------
     1997...............................  $1,690
     1998...............................   1,472
     1999...............................   1,392
     2000...............................   1,177
     2001...............................     912
     Thereafter.........................   1,810
                                           -----
                                          $8,453
                                           =====

     Rent expense for the years ended June 30, 1994, 1995 and 1996, was $478, $600 and $1,196, respectively.

5.  PROFIT-SHARING PLAN

     The Company maintains a profit sharing plan with an Internal Revenue Code
Section 401(k) feature covering substantially all of their employees. Under the terms of the plan, the Company will match up to 20% of the first 10% of eligible employee contributions.

     The Company's aggregate contributions to the plan and related expense were $73, $94 and $192 for the years ended June 30, 1994, 1995 and 1996, respectively.

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

6.  RELATED PARTY TRANSACTIONS

     The Company leases seven of its facilities from entities affiliated with former owners of certain businesses acquired, who are employees of the Company. The buildings are used for operations of the Company. Rent expense of $0, $32 and $559 was paid under these leasing arrangements in 1994, 1995 and 1996, respectively.

7.  STOCKHOLDER'S EQUITY

     On February 14, 1996, the Company issued 4,476,000 shares of Class A Common Stock at $16.50 per share in connection with an initial public offering. A portion of the net proceeds from the stock issuance were used to repay approximately $27,000 of outstanding indebtedness under long and short-term borrowings.

     During the period from 1987 through 1995, the Company granted stock options to purchase shares of Class B Common Stock to certain directors and key employees which provide for the purchase of 1,054,890 common shares in the aggregate, at exercise prices ranging from $0.71 to $6.19 per share, which prices represented fair market values on the dates the grants were made. For options granted in 1987 with a tax-offset cash bonus feature, the Company has recognized compensation expense of $224 in fiscal 1994, $320 in fiscal 1995 and $175 for the year ended June 30, 1996. During the year ended June 30, 1996, options were exercised for the purchase of 627,166 shares of Class B common stock.

     During fiscal 1995, the Company adopted an Employee Stock Purchase and Option Plan. Under the terms and provision of this plan, the Company authorized 100,000 shares of Class A Common Stock and granted options to certain key employees for the purchase of a total of 11,523 common shares at an exercise price of $6.19 per share, which was determined to be the fair market value on the grant date.

     In January 1996, the Company adopted a Long Term Incentive Plan (the Plan) to provide up to 700,000 shares of Class A common stock for awards of incentive and nonqualified stock options to officers and key employees of the Company. During the year the Company granted 61,500 nonqualified stock options and 22,540 incentive stock options, all at $16.50 per share, the price at the initial public offering. The nonqualified stock options have a term of five years and become exercisable in thirds on February 1, 1997, 1998 and 1999. In addition, all the nonqualified stock options will not vest unless the trading price of the Company's Class A Common Stock reaches certain targeted levels. The incentive stock options have a term of six years and 20% become exercisable each year on February 1, 1997, 1998, 1999, 2000 and 2001.

     Holders of Class A common stock and holders of Class B common stock are entitled to one and ten votes, respectively, in corporate matters requiring approval of the shareholders of the Company. No dividend may be declared or paid on the Class B common stock unless a dividend of equal or greater amount is declared or paid on the Class A common stock.

     The Company had issued and outstanding at June 30, 1995, $1,900 of 8% convertible subordinated debentures, due in 1997, which are convertible into 188,952 shares of Class A common stock. During the year ended June 30, 1996, the Company issued an additional: $7,000 of 8% convertible subordinated debentures, due in 1998, which are convertible into 696,140 shares of Class A common stock, $925 of 7% convertible subordinated debentures, due in 1998, which are convertible into 91,990 shares of Class A common stock; and $5,000 of 10% convertible subordinated debentures, due in 1996, which are convertible into 356,499 shares of Class A common stock. During fiscal 1996, $1,900 of 8% convertible subordinated debentures due in 1997, $1,376 of 8% convertible subordinated debentures due in 1998, and $5,000 of 10% convertible subordinated debentures due in 1996 were converted into 682,300 shares of Class A common stock.

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

8.  ACQUISITIONS

     During fiscal 1994, the Company purchased an 85% interest in Klingensmith Adult Care Pharmacy, Inc., in Ford City, Pennsylvania (remaining interest purchased in fiscal 1996).

     During fiscal 1995, the Company completed acquisitions including TeleRx, Inc. in Detroit, Michigan in November, Hunsicker's Pharmacy, Long-Term Care Division, Inc. and Hunsicker's HealthCare, Inc. in Souderton, Pennsylvania in January, Laurel Extended Care Pharmacy, Inc. in Ebensburg, Pennsylvania in April, and Quality HealthCare of Indiana in Indianapolis, Indiana in June.

     During fiscal 1996, the Company acquired Corinthian Healthcare Systems, Inc. located in Indiana in September, The Apothecary, Inc. in Scranton, Pennsylvania in October, Demoss Rexall Drugs, Inc. in Evansville, Indiana, in November, Valu Pharmacy, Inc. (d/b/a/ Care Plus Pharmacy) in Decatur, Illinois, in April, Uni-Care Health Services, Inc. in Londonderry, New Hampshire and Uni-Care Health Services of Maine, in Wells, Maine, in May, Family Care Nursing Home Service, Inc. and Care Unlimited, Inc. in Herrin, Illinois, in June.

     Each of the acquisitions has been accounted for under the purchase method. The following table summarizes the aggregate purchase price for these businesses:

                                                                YEAR ENDED JUNE 30
                                                            --------------------------
                                                             1994     1995      1996
                                                            ------   -------   -------
          Cash............................................  $2,100   $13,919   $19,983
          Convertible debentures..........................      --     1,900     7,925
          Debt............................................      --       545        --
          Class A common stock............................      --        75     1,836
                                                            ------   -------   -------
          Total...........................................  $2,100   $16,439   $29,744
                                                            ======   =======   =======

     The convertible subordinated debentures bear interest at 7%-8% and are convertible into Class A Common Stock at $10.06 per share.

     Purchase agreements for certain acquired companies include contingent earnings arrangements with the former owners (who are now current Company managers). These contingent payments, which are based on growth and earnings of the acquired companies, are expensed as earned ($483 in fiscal 1994; $1,007 in fiscal 1995 and $309 in fiscal 1996) and are included in selling, general and administrative expenses. Effective September 30, 1995, the Company terminated these arrangements with the former owners which resulted in special compensation expense and a related increase in debt of $2,811.

     The results of operations of the businesses acquired have been included in the consolidated financial statements of the Company from the dates of the respective acquisitions. All of the businesses acquired provide substantially similar services as the existing company.

     Subsequent to June 30, 1996 the Company completed acquisitions of Advanced Rx Services, Inc., in Northfield, New Jersey, and IPAC Pharmacy Services, Inc. in Portland, Oregon, Thrifty Medical Systems in Oklahoma City, Oklahoma, and Tulsa, Oklahoma and Medical Arts in Grand Rapids, Michigan. These acquisitions were accounted for under the purchase method, at an aggregate purchase price of $36,705 comprised of $22,090 in cash, $10,600 in Class A Common Stock and $4,015 in assumed debt. In connection with an acquisition completed in August 1996 the Company issued, in partial payment of the purchase price, approximately 273,245 shares of Class A Common Stock valued at $26.34 per share, or approximately $7,200. The Company has granted the holder of such shares a one-time put option exercisable in August 1998 to sell all but not less than all of such shares to the Company for $7,200.

                     NCS HEALTHCARE, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

8.  ACQUISITIONS (CONTINUED)
     The following unaudited pro forma data has been prepared as though the Company had completed its initial public offering and used the net proceeds therefrom to repay approximately $27,000 of outstanding indebtedness and purchase all of the above businesses at the beginning of each of the fiscal years ended June 30, 1995 and 1996:

                                                                                PRO FORMA
                                                                           -------------------
                                                                             1995      1996*
                                                                           --------   --------
    Revenues.............................................................  $155,673   $177,536
    Net income...........................................................     3,795      4,776
    Net income per share.................................................  $   0.30   $   0.38
    Shares used in the computation.......................................    12,695     12,695

       * Includes a one-time nonrecurring charge of $2,811 in connection with the termination of certain compensation arrangements with the former owners of certain acquired businesses which had the effect of reducing net income per share $0.18.

9. QUARTERLY DATA (UNAUDITED)

     Selected quarterly data for the years ended June 30, 1996 and 1995:

                                                              YEAR ENDED JUNE 30, 1995
                                                   -----------------------------------------------
                                                    FIRST    SECOND     THIRD    FOURTH
                                                   QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                                   -------   -------   -------   -------   -------
    Revenues.....................................  $14,037   $14,993   $17,186   $19,386   $65,602
    Operating income.............................     799     1,047     1,251     1,396      4,493
    Net income...................................     327       439       525       577      1,868
    Net income per share.........................    0.05      0.07      0.08      0.08       0.28

                                                              YEAR ENDED JUNE 30, 1996
                                                  ------------------------------------------------
                                                   FIRST    SECOND     THIRD    FOURTH
                                                  QUARTER*  QUARTER   QUARTER   QUARTER    TOTAL
                                                  -------   -------   -------   -------   --------
    Revenues....................................  $22,428   $27,599   $30,209   $33,045   $113,281
    Operating income (loss).....................  (1,294 )   2,096     2,396     2,621       5,819
    Net income (loss)...........................  (1,049 )     725     1,121     1,559       2,356
    Net income (loss) per share.................   (0.15 )    0.10      0.12      0.13        0.26

     * Includes a one-time nonrecurring charge of $2,811 in connection with the termination of certain compensation agreements with the former owners of certain acquired businesses.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Americare Health Services, Inc.
23 Perimeter Road, South
Londonderry, New Hampshire 03053

We have audited the accompanying consolidated balance sheets of Americare Health Services, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations and retained earnings, and cash flows for the two years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Americare Health Services, Inc. and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for the two years ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          R.E. Reed & Company

Laconia, New Hampshire
March 21, 1996

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                        MARCH 31
                                                                                          1996
                                                       DECEMBER 31     DECEMBER 31     -----------
                                                          1994            1995
                                                       -----------     -----------     (UNAUDITED)
CURRENT ASSETS
Cash.................................................  $         0     $   115,460     $         0
Accounts Receivable, Net.............................    1,610,942       2,561,244       2,636,670
Other Receivables....................................       46,477          56,245          64,936
Inventory............................................      741,892         862,565         743,309
Prepaid Expenses.....................................       37,529          68,201          30,750
                                                         ---------       ---------       ---------
          Total Current Assets.......................    2,436,840       3,663,715       3,475,665
                                                         ---------       ---------       ---------
PROPERTY AND EQUIPMENT
Computer Equipment...................................      436,392         516,827         572,956
Office Equipment.....................................      190,333         231,114         212,637
Medical Carts........................................      540,957         574,465         663,220
Vehicles.............................................      161,450         152,219         161,450
Leasehold Improvements...............................      158,648         184,431         201,016
                                                         ---------       ---------       ---------
                                                         1,487,780       1,659,056       1,811,279
Accumulated Depreciation.............................     (932,700)     (1,084,080)     (1,130,448)
                                                         ---------       ---------       ---------
Net Property and Equipment...........................      555,080         574,976         680,831
                                                         ---------       ---------       ---------
OTHER ASSETS
Note Receivable......................................      213,234         204,109         201,726
Intangible Assets....................................       99,022          63,094          61,612
Security Deposits....................................        7,874           7,775           7,775
Deferred Tax Asset...................................            0          89,739          89,739
                                                         ---------       ---------       ---------
          Total Other Assets.........................      320,130         364,717         360,852
                                                         ---------       ---------       ---------
TOTAL ASSETS.........................................  $ 3,312,050     $ 4,603,408     $ 4,517,348
                                                         =========       =========       =========

                             See accompanying notes

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                        MARCH 31
                                                                                          1996
                                                       DECEMBER 31     DECEMBER 31     -----------
                                                          1994            1995
                                                       -----------     -----------     (UNAUDITED)
CURRENT LIABILITIES
Accounts Payable.....................................  $   646,482     $   896,800     $   762,801
Bank Overdraft.......................................      137,425          99,976         665,371
Advance Payment
  -- State of N.H....................................      425,000          60,000          60,000
Line of Credit
  and Demand Note....................................       76,000       1,120,000         165,000
Accrued Expenses.....................................      270,198         496,457         545,020
Current Portion of
  Long-Term Debt.....................................      180,607         178,755         196,232
Current Portion of
  Covenant Payable...................................       30,000               0               0
                                                         ---------       ---------       ---------
Total Current Liabilities............................    1,765,712       2,851,988       2,394,424
                                                         ---------       ---------       ---------
LONG-TERM DEBT --
  NET OF CURRENT PORTION.............................      552,357         373,923         515,435
                                                         ---------       ---------       ---------
TOTAL LIABILITIES....................................    2,318,069       3,225,911       2,909,859
                                                         ---------       ---------       ---------
STOCKHOLDERS' EQUITY
Common Stock, No Par Value, 100
  Shares Authorized, 100 Shares
  Issued and Outstanding.............................       22,833          22,833          22,833
Additional Paid-In Capital...........................      200,853         200,853         200,853
Retained Earnings....................................      770,295       1,153,811       1,383,803
                                                         ---------       ---------       ---------
Total Stockholders' Equity...........................      993,981       1,377,497       1,607,489
                                                         ---------       ---------       ---------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY...............................  $ 3,312,050     $ 4,603,408     $ 4,517,348
                                                         =========       =========       =========

                             See accompanying notes

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                YEAR ENDED DECEMBER 31
                                              --------------------------
                                                 1994           1995
                                              -----------    -----------     THREE MONTHS ENDED
                                                                            --------------------
                                                                                 MARCH 31,
                                                                                    1996
                                                                            --------------------
                                                                                (UNAUDITED)
SALES (NET).................................  $12,350,848    $15,012,358        $  4,604,204
COST OF SALES...............................    6,922,847      8,329,333           2,566,441
                                              -----------    -----------    --------------------
GROSS PROFIT................................    5,428,001      6,683,025           2,037,763
OPERATING EXPENSES..........................    5,143,585      5,986,735           1,654,251
                                              -----------    -----------    --------------------
INCOME FROM OPERATIONS......................      284,416        696,290             383,512
                                              -----------    -----------    --------------------
OTHER INCOME AND (EXPENSES)
  Interest Income...........................       18,617         34,805               4,400
  Interest Expense..........................      (76,715)      (113,018)            (19,517)
  Sale of Equipment.........................        2,896        (55,443)                  0
  Miscellaneous Income......................        7,690          6,323              14,820
                                              -----------    -----------    --------------------
          Total Other Income and
            (Expenses)......................      (47,512)      (127,333)               (297)
                                              -----------    -----------    --------------------
INCOME BEFORE TAXES.........................      236,904        568,957             383,215
PROVISION FOR INCOME TAXES..................      106,511        185,441             153,223
                                              -----------    -----------    --------------------
NET INCOME..................................      130,393        383,516             229,992
RETAINED EARNINGS
  -- BEGINNING OF YEAR......................      639,902        770,295           1,153,811
                                              -----------    -----------    --------------------
RETAINED EARNINGS
  -- END OF YEAR............................  $   770,295    $ 1,153,811        $  1,383,803
                                               ==========     ==========    ====================

                             See accompanying notes

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                YEAR ENDED DECEMBER 31
                                              --------------------------
                                                 1994           1995
                                              -----------    -----------     THREE MONTHS ENDED
                                                                            --------------------
                                                                                 MARCH 31,
                                                                                    1996
                                                                            --------------------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................  $   130,393    $   383,516        $    229,992
                                              -----------    -----------    --------------------
Adjustments to reconcile net income to net
  cash provided by operations:
  Change in reserve for bad debt............       34,938        117,118              20,576
  Depreciation..............................      216,989        247,065              46,368
  Amortization..............................       36,783         35,928               1,482
  (Gain) loss on sale of assets.............       (2,896)        55,443
  Deferred taxes............................                     (89,739)
(Increase) decrease in current assets:
  Accounts receivable.......................     (393,923)    (1,067,420)            (96,002)
  Other receivables.........................       36,058         (9,768)             (8,691)
  Inventory.................................      (37,802)      (120,673)            119,256
  Prepaid expenses..........................       32,045        (30,671)             37,451
Increase (decrease) in current liabilities:
  Accounts payable..........................       73,249        250,318            (133,999)
  Accrued expenses..........................        7,208        226,259              48,563
  Bank overdraft............................      137,425        (37,449)            565,395
  Advance payment
      -- State of N.H.......................      425,000       (365,000)                  0
                                              -----------    -----------    --------------------
          Total adjustments.................      565,074       (788,589)            600,399
                                              -----------    -----------    --------------------
Net cash flows from operations..............      695,467       (405,073)            830,391
                                              -----------    -----------    --------------------

                             See accompanying notes

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                YEAR ENDED DECEMBER 31
                                              --------------------------
                                                 1994           1995
                                              -----------    -----------     THREE MONTHS ENDED
                                                                            --------------------
                                                                                 MARCH 31,
                                                                                    1996
                                                                            --------------------
                                                                                (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment...........        5,896          7,930                   0
  Purchases of equipment....................     (342,333)      (330,336)           (152,223)
  Increase in note receivable...............      (27,062)         9,125               2,383
  Change in deposits........................         (250)            99                   0
  Change in covenant payable................      (30,000)       (30,000)                  0
                                              -----------    -----------    --------------------
Net cash flows from investing activities....     (393,749)      (343,182)           (149,840)
                                              -----------    -----------    --------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital stock.............................        2,000              0                   0
  Loan proceeds.............................      182,962      2,418,670             200,000
  Loan principal reduction..................     (492,236)    (1,554,955)           (996,011)
                                              -----------    -----------    --------------------
Net cash flows from financing activities....     (307,274)       863,715            (796,011)
                                              -----------    -----------    --------------------
Net change in cash and cash equivalents.....       (5,556)       115,460            (115,460)
CASH, BEGINNING OF YEAR.....................        5,556              0             115,460
                                              -----------    -----------    --------------------
CASH, END OF YEAR...........................  $         0    $   115,460        $          0
                                               ==========     ==========    ====================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
  Income taxes..............................  $   132,726    $   151,347        $          0
  Interest..................................       76,655        113,088              19,517

                             See accompanying notes

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
            AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1996

     Uni-Care Health Services, Inc. was incorporated on July 1, 1979. The corporation provides for the pharmaceutical needs of nursing homes, jails and group home residents in New Hampshire and Maine.

     On January 1, 1994, AmeriCare Health Services, Inc., a holding company, was formed. The shareholders of Uni-Care Health Services, Inc. exchanged their stock for shares in the holding company. Uni-Care Health Services, Inc. is now a wholly owned subsidiary of AmeriCare Health Services, Inc.

     Also on January 1, 1994, Uni-Care Health Services of Maine, Inc. was formed by the three existing shareholders of Uni-Care Health Services, Inc. Certain assets of Uni-Care Health Services, Inc., pertaining to the Maine operations were sold at fair market value to the new corporation.

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the company's subsidiaries, Uni-Care Health Services, Inc. and Uni-Care Health Services of Maine, Inc. All significant inter-company transactions have been eliminated in consolidation.

     Income and expenses are recognized on the accrual basis of accounting, whereby income is recognized when earned rather than when received and expenses are recognized when incurred rather than when paid.

     Accounts receivable at December 31, 1995 and 1994 are shown net of an allowance for doubtful accounts of $190,776 and $73,658, respectively.

     Inventories are stated at cost, utilizing the first-in, first-out (FIFO) method. Inventories are located at the Londonderry and Wells distribution centers as well as at the various nursing facilities as follows:

                                                           1995             1994
                                                         --------         --------
            Londonderry................................  $564,839         $469,981
            Wells......................................   174,893          189,976
            Off-site Facilities........................   122,833           81,935
                                                         --------         --------
                                                         $862,565         $741,892
                                                         ========         ========

     Property and equipment are recorded at cost and are being depreciated over their estimated useful lives, shown below, using both straight-line and accelerated methods.

                                                                        LIFE
                                                                 ------------------
            Computer Equipment.................................          5   years
            Office Equipment...................................      5 - 7   years
            Medical Carts......................................      5 - 8   years
            Vehicles...........................................          5   years
            Leasehold Improvements.............................   7 - 31.5   years

     Accrued vacation expense represents vacation, holiday and sick time accumulated by employees. The corporation accrues on behalf of its employees, based upon the following policy with a maximum of 40 days accumulation:

              YEARS OF SERVICE             FULL-TIME                PART-TIME
                                     ---------------------    ---------------------
            1 - 5 years..........        20 days/year             15 days/year
            5 - 15 years.........        25 days/year             20 days/year
            15 - 20 years........        30 days/year             25 days/year
            20 + years...........        35 days/year             30 days/year

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

     The corporation has a 401k profit sharing plan which is available to all employees. Management elected to fund this plan and charge expense in the amount of $14,090 and $41,430 for the years ended December 31, 1994 and 1995, respectively. The plan has a December 31 year end and is administered by Benefit Strategies, Inc.

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     For purposes of the statement of cash flows, the company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     The company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The company has not experienced any losses in such account. The company believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Federal and state income taxes are recognized at the corporate level.

                                                           1995             1994
                                                         --------         --------
            Federal..................................    $231,380         $ 93,724
            State Taxes..............................      43,800           12,787
            Deferred Taxes...........................     (89,739)               0
                                                         --------         --------
                                                         $185,441         $106,511
                                                         ========         ========

     The company's deferred tax asset results from temporary timing differences between book and tax expenses. The corporation has expensed on its books, bad debts and vacation expenses resulting from accrual and reserve allowances. These expenses cannot be taken for tax purposes until paid or incurred. Under FASB 109 the company has recognized a deferred tax asset and reduced current period tax expense by the amount of this asset.

NOTE 2:  LIFE INSURANCE

     The corporation is the owner and beneficiary of the following term life insurance policies on the shareholder and key employee.

                                                                      FACE VALUE
                                                                      ----------
            Richard Fortier.......................................     $516,600
            Michael Fecteau.......................................      300,000
                                                                      ----------
                                                                       $816,600
                                                                      ==========

NOTE 3:  INTANGIBLE ASSETS

     Loan origination fees associated with the 1992 refinancing are being amortized using the straight-line method over 7 years.

     Organization costs, contract rights and goodwill related to the acquisition of the Uni-Care Health Services of Maine, Inc. are being amortized using the straight-line method over 15 years.

     A covenant not to compete is being amortized using the straight-line method over 15 years.

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

     The 1995 amortization expense and net balances of the intangible assets at December 31, 1995 are as follows:

                                                        BEGINNING     AMORTIZATION     12/31/95
                                                         BALANCE        EXPENSE        BALANCE
                                                        ---------     ------------     --------
    Loan Fees.......................................     $ 6,016        $ (1,331)      $ 4,685
    Organization Costs..............................       8,333            (600)        7,733
    Contract Rights.................................      13,672            (996)       12,676
    Goodwill........................................       4,552            (336)        4,216
    Covenants.......................................      66,449         (32,665)       33,784
                                                        ---------     ------------     --------
                                                         $99,022        $(35,928)      $63,094
                                                        =========     ===========      ========

NOTE 4:  DEMAND NOTE

     The corporation has a $2,000,000 working capital credit line with a bank. Interest at .5% over the bank's base rate is payable monthly. The balance at December 31, 1994 and 1995 was $76,000 and $1,120,000, respectively. This note is secured by assets of the corporation.

NOTE 5:  LONG-TERM DEBT

                                                                                 MARCH 31, 1996
                                                         1994         1995       --------------
                                                       --------     --------     (UNAUDITED)
Bank Note -- SBA Guarantee is payable in monthly
installments of $10,215 including interest at 1.5%
above the bank's base rate. The rate and monthly
payment are adjusted on a quarterly basis in
January, April, July and October. This note is
being amortized over 7 years and is secured by the
assets of the corporation. This loan matures on May
27, 1999.                                              $432,504     $351,276        $336,717
Bank Note is payable in monthly principal
installments of $2,778 plus interest at 1% over the
bank's base rate. This note is being amortized over
36 months and is secured by the assets of the
corporation. This loan matures on November 30,
1996.                                                    61,111       27,778          22,222
Note Payable to bank in monthly installments of
$2,453 including principal and interest. Interest
is 1% over bank base rate and the note will mature
on September 1, 1998.                                   110,414       80,970          73,609
Note payable to bank for vehicle purchase. Monthly
payments of $571 including principal and interest.
This note matures on October 10, 1998.                   21,961       16,763          15,394
Capital lease payable for computer requiring
monthly payments of $1,715 per month. There are 12
payments left on this lease.                             29,364       22,132          16,229
Note Payable to bank in monthly installments of
$4,166 including principle and interest. Interest
is  3/4% over the bank base rate. This note matures
on March 21, 2000.                                            0            0         200,000

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

                                                                                 MARCH 31, 1996
                                                         1994         1995       --------------
                                                       --------     --------     (UNAUDITED)
Note Payable -- Paul Boisseau is payable in 20
quarterly installments of $7,339 through 1998. The
stated rate of interest is 8% and this note is
secured by the personal guarantee of a shareholder
and key employee.                                        77,610       53,760          47,496
                                                       --------     --------     --------------
Total Long-Term Debt                                    732,964      552,679         711,667
Less Current Portion                                   (180,607)    (178,755)       (196,232)
                                                       --------     --------     --------------
Long-Term Debt Net of
  Current Portion                                      $552,357     $373,924        $515,435
                                                       ========     ========     ==============

     Maturities of long-term debt for the next four years are as follows:

          1996...........................................  $178,755
          1997...........................................   138,670
          1998...........................................   140,077
          1999...........................................    41,111

     The corporation is not in compliance with one of its loan covenants at December 31, 1995. It meets all ratios except the total debt to tangible net worth ratio. The bank requires a 2.5:1 and the actual is 3.0:1. Management has obtained a waiver for this financial covenant.

NOTE 6:  FINANCIAL INSTRUMENTS

     All financial instruments are held for purposes other than trading. The following methods and assumptions were used to estimate the fair value of each financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents

     The carrying amount approximates fair value because of the short maturity of those instruments.

Notes Receivable

     The fair market value of the companies notes receivable are based upon an interest rate of 6% as compared to the actual rate of 7% and 10%.

Long-Term Debt

     The fair value of the company's long-term debt is estimated based on borrowing rates currently available to the company for bank loans with similar terms and maturities. The company's current debt interest rate, floats with prime. As a result its fair market value equals the carrying value.

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

Investments

     None.

     The estimated fair value of the company's financial instruments are as follows:

                                                            CARRYING
                                                             AMOUNT      FAIR VALUE
                                                            --------     ----------
            ASSETS
            Cash and Cash Equivalents...................    $115,460      $115,460
            Notes Receivable............................     206,109       292,000
            LIABILITIES
            Long-Term Debt..............................    $552,679      $552,679

NOTE 7:  PAYABLE -- STATE OF NEW HAMPSHIRE

     During June and July of 1994, the state of New Hampshire had problems processing medicaid claims for payment. As a result, the state processed blanket advances amounting to $425,000 to the corporation. These advances were not matched to claims. Subsequently, the actual claims, less the current balance owed, were paid by the State.

     The balance owed on these advances as of December 31, 1995 is $60,000.

NOTE 8:  STOCK OWNERSHIP

     Americare Health Services, Inc.
       100 shares of issued and outstanding no par common stock:
               Michael Fecteau.................................................    59.7
               Francis Cassidy.................................................    40.3
     Uni-Care Health Services, Inc.
       250 shares of no par value:
               Americare Health Services, Inc..................................     250
     Uni-Care Health Services of Maine, Inc.
       375 shares 324 issued and outstanding no par value common stock:
               Americare Health Services, Inc..................................     300
               Richard Legere..................................................      24

     Fifty one shares of Uni-Care Health Services of Maine, Inc. are being held in escrow for future stock bonuses to Richard Legere. Refer to Note 12 for the 1995 shares to be bonused in 1996.

NOTE 9:  RELATED PARTY TRANSACTIONS

     One of the shareholders owes the corporation monies for the original acquisition of his shares. This note bears 10% interest and as of December 31, 1995, $54,355 has been accrued. The balance and principal reductions on these notes are as follows:

                                                                        MICHAEL
                                                                        FECTEAU
                                                                        --------
            Balance as of December 31, 1994.........................    $116,976
            Payment.................................................           0
                                                                        --------
            Balance as of December 31, 1995.........................    $116,476
                                                                        ========

     During 1995, the corporation leased its New Hampshire facility from Michael Fecteau, a shareholder of the corporation. The total lease payments for the facility for 1995 were $144,960.

                AMERICARE HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTE 10:  LEASES

     The corporation has two long-term real estate leases. The first lease is for the former location on Brown Avenue, Manchester, New Hampshire. This lease expires on October 30, 1998 and requires monthly payments of $1,419. A portion of this facility is being sublet for $450 per month. The second lease is with a shareholder (Note 9) for 15 years at $12,079 per month. This lease is subject to annual CPI (Consumer Price Index) increases.

     The corporation is leasing its facility in Wells, Maine under a three year lease through October 1996. Monthly lease payments of $1,500 began November 1, 1994. This lease has a renewal option of three years at which time the monthly rent will be recalculated based on the CPI for the Northeast Region.

     The corporation has 12 operating leases for vehicles and postage machines. The total obligation under these leases amount to $116,335 which will be paid over a four year period.

     The total projected lease payments over the next five years are as follows:

          1996...........................................  $229,204
          1997...........................................   192,963
          1998...........................................   173,060
          1999...........................................   141,147
          2000...........................................   139,200

NOTE 11:  CONTINGENT LIABILITIES

     Under the employment agreements referenced in Note 12 the corporation has liabilities that would accelerate in the event of the sale of 50% or more of the corporate ownership.

     The accelerated liability would be as follows:

            Severance Pay under Employment Agreements...............    $336,511
            Deferred Compensation Agreement.........................     372,000
                                                                        --------
                                                                        $708,511
                                                                        ========

NOTE 12:  EMPLOYMENT AGREEMENTS

     The corporation has three employment agreements with key employees. These agreements are in effect for a period of two to five years.

     The annual obligation under these agreements amounts to $271,650 adjusted annually for CPI.

     One agreement contains a provision for a stock bonus equaling 1% ownership interest in the Maine corporation for every 100 bed increase in Maine. At December 31, 1995 sixteen additional shares have been earned under this agreement. At December 31, 1995 these additional shares had not been issued.

     Refer to Note 11 for obligations as to severance pay liabilities.

     One agreement contains a deferred compensation package totaling $400,000 to be paid on a five year period commencing March 31, 1998.

NOTE 13:  SUBSEQUENT EVENT (UNAUDITED)

     On May 15, 1996 all of the outstanding stock of Americare Health Care Services, Inc. and Uni-Care Health Services of Maine were acquired by NCS HealthCare, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
NCS HealthCare, Inc.

     We have audited the accompanying balance sheet of IPAC Pharmacy, Inc. (the Company) as of July 31, 1996, and the related statements of operations and cash flows for the period from October 1, 1995 to July 31, 1996 (date of acquisition by NCS HealthCare, Inc.). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPAC Pharmacy, Inc. at July 31, 1996, and the results of its operations and its cash flows for the period from October 1, 1995 to July 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
August 20, 1996

                              IPAC PHARMACY, INC.

                                 BALANCE SHEET

                                 JULY 31, 1996

                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents......................................................  $      670
  Accounts receivable, less allowance for doubtful accounts of $225,000..........   1,869,076
  Inventories....................................................................     783,426
  Deferred income taxes..........................................................      95,719
                                                                                   ----------
          Total current assets...................................................   2,748,891
PROPERTY AND EQUIPMENT
  Fixtures and equipment.........................................................     919,103
  Building and improvements......................................................     221,537
                                                                                   ----------
                                                                                    1,140,640
  Less accumulated depreciation..................................................     577,053
                                                                                   ----------
                                                                                      563,587
OTHER ASSETS
  Lease deposits.................................................................       9,761
  Organizational costs, less accumulated amortization of $21,660.................      42,744
  Goodwill, less accumulated amortization of $612,782............................   5,140,849
  Noncompete covenant, less accumulated amortization of $61,254..................     288,746
                                                                                   ----------
                                                                                    5,482,100
                                                                                   ----------
TOTAL ASSETS.....................................................................  $8,794,578
                                                                                    =========

                             See accompanying notes

                              IPAC PHARMACY, INC.

                                 BALANCE SHEET

                                 JULY 31, 1996

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Accounts payable...............................................................  $  301,053
  Accrued payroll................................................................     190,981
  Income taxes payable...........................................................     238,600
  Accrued expenses and other.....................................................     301,922
  Current portion of long-term debt..............................................     473,422
                                                                                   ----------
          Total current liabilities..............................................   1,505,978
Long-term debt, excluding current portion........................................   3,081,998
STOCKHOLDER'S EQUITY
  Common stock...................................................................         100
  Additional paid-in capital.....................................................   2,824,935
  Retained earnings..............................................................   1,381,567
                                                                                   ----------
                                                                                    4,206,602
                                                                                   ----------
Total liabilities and stockholder's equity.......................................  $8,794,578
                                                                                    =========

                             See accompanying notes

                              IPAC PHARMACY, INC.

                            STATEMENT OF OPERATIONS

                        OCTOBER 1, 1995 TO JULY 31, 1996

Revenues........................................................................  $11,523,515
Cost of revenues................................................................    6,362,342
                                                                                  -----------
Gross profit....................................................................    5,161,173
Selling, general and administrative expenses....................................    4,673,059
                                                                                  -----------
Operating income................................................................      488,114
Interest income.................................................................        3,792
Interest expense................................................................      346,965
                                                                                  -----------
Income before income taxes......................................................      144,941
Income tax expense..............................................................      170,300
                                                                                  -----------
NET LOSS........................................................................  $   (25,359)
                                                                                   ==========

                             See accompanying notes

                              IPAC PHARMACY, INC.

                            STATEMENT OF CASH FLOWS

                        OCTOBER 1, 1995 TO JULY 31, 1996

OPERATING ACTIVITIES
Net loss.........................................................................  $ (25,359)
  Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation and amortization.............................................    499,063
       Provision for doubtful accounts...........................................    256,669
       Deferred income taxes.....................................................    (68,300)
       Changes in assets and liabilities:
          Accounts receivable....................................................   (213,906)
          Inventories............................................................    (27,888)
          Accounts payable.......................................................    (83,039)
          Accrued payroll........................................................   (207,092)
          Income taxes payable...................................................    238,600
          Accrued expenses and other.............................................     32,761
                                                                                   ---------
Net cash provided by operating activities........................................    401,509
INVESTING ACTIVITIES
Capital expenditures for property and equipment..................................   (167,434)
                                                                                   ---------
Net cash used in investing activities............................................   (167,434)
FINANCING ACTIVITIES
Proceeds from borrowings on line of credit.......................................    170,500
Payments on line of credit.......................................................   (173,000)
Repayments of debt...............................................................   (388,892)
                                                                                   ---------
Net cash used in financing activities............................................   (391,392)
                                                                                   ---------
Net decrease in cash and cash equivalents........................................   (157,317)
Cash and cash equivalents at beginning of year...................................    157,987
                                                                                   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................  $     670
                                                                                   =========
INTEREST PAID....................................................................  $ 352,387
                                                                                   =========
TAXES PAID.......................................................................  $       0
                                                                                   =========

                             See accompanying notes

                              IPAC PHARMACY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        OCTOBER 1, 1995 TO JULY 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     IPAC Pharmacy, Inc. (the Company) operates in one business segment providing a broad range of healthcare services primarily to long-term care, assisted living facilities and other institutional settings. The Company provides pharmacy, pharmacy consulting, infusion therapies and respiratory services.

     On July 31, 1996 substantially all of the Company's assets were sold to NCS HealthCare, Inc.

REVENUE RECOGNITION

     Revenue is recognized when products or services are provided to the customer. A significant portion of the Company's revenues from sales of pharmaceutical and medical products are reimbursable from third-party payors (principally Medicaid and Medicare). The Company monitors its receivables from these reimbursement sources under policies established by management and reports such revenues at the net realizable amount expected to be received from these third-party payors.

CASH EQUIVALENTS

     The Company considers all investments in highly liquid instruments with original maturities of three months or less at the date purchased to be cash equivalents. Investments in cash equivalents are carried at cost which approximates market value.

ACCOUNTS RECEIVABLE

     An allowance for doubtful accounts is provided for the estimated losses that will be incurred in the collection of outstanding accounts receivable balances. Estimated losses are based on a review of the current status of outstanding accounts receivable balances and historical collection experiences.

INVENTORIES

     Inventories consist primarily of purchased pharmaceuticals and medical supplies and are stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method for all property and equipment over the estimated useful lives of the assets (primarily 5 to 10 years).

GOODWILL AND OTHER INTANGIBLES

     The Company has classified as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized over 15-year periods using the straight-line method.

     The carrying value of goodwill is evaluated if circumstances indicate a possible impairment in value. If undiscounted cash flows over the remaining amortization period indicate that goodwill may not be recoverable, the carrying value of goodwill will be reduced by the estimated shortfall of cash flows on a discounted basis.

     The Company's organizational costs and noncompete covenant costs are being amortized over 5 years using the straight-line method.

                              IPAC PHARMACY, INC.

                        OCTOBER 1, 1995 TO JULY 31, 1996

INCOME TAXES

     The Company follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This accounting standard requires that the liability method be used in accounting for income taxes. Under this accounting method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that apply in the periods in which the deferred tax asset or liability is expected to be realized or settled.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from these estimates.

2.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                       JULY 31, 1996
                                                                       -------------
            Notes payable--7.5% to prime rate plus 2% or 10% if
              greater................................................   $ 3,401,968
            Notes payable--to related parties, non-interest
              bearing................................................       153,452
                                                                         ----------
                                                                          3,555,420
            Current maturities.......................................       473,422
                                                                         ----------
                                                                        $ 3,081,998
                                                                         ==========

     The future maturities of long-term debt are as follows:

            Fiscal Years Ending July 31:
              1997...................................................  $  473,422
              1998...................................................     305,336
              1999...................................................     339,330
              2000...................................................     367,609
              2001...................................................     402,905
                                                                       ----------
                                                                       $1,888,602
                                                                       ==========

3.  LINE OF CREDIT

     The Company had a $150,000 line-of-credit (collateralized by certain Company assets) which was terminated on July 31, 1996. Interest was charged on borrowings at prime plus 2% (10.75% at July 31, 1996) and was payable monthly.

                              IPAC PHARMACY, INC.

                        OCTOBER 1, 1995 TO JULY 31, 1996

4.  INCOME TAX EXPENSE

     Income tax expense for the period from October 1, 1995 to July 31, 1996 consists of:

                                                         CURRENT      DEFERRED      TOTAL
                                                         --------     --------     --------
     Federal...........................................  $217,100     $(54,600)    $162,500
     State.............................................    21,500      (13,700)       7,800
                                                         --------     --------     --------
                                                         $238,600     $(68,300)    $170,300
                                                         ========     ========     ========

     The Company's deferred income tax asset is primarily due to the temporary effect of the allowance for doubtful accounts and accrued vacation.

     The differences between the statutory federal income tax rate of 34% and the effective income tax rate of 117% is due primarily to goodwill amortization.

5.  OPERATING LEASES

     The Company is obligated under several operating leases primarily for real estate, machinery and office equipment. Future minimum lease payments under noncancelable operating leases as of July 31, 1996 are as follows:

YEAR ENDING SEPTEMBER 30       AMOUNT
- -------------------------    ----------
          1996               $   37,980
          1997                  227,882
          1998                  197,010
          1999                  159,752
          2000                  146,198
       Thereafter             1,193,250
                             $1,962,072

     Rent expense for the period from October 1, 1995 to July 31, 1996 was $177,027, which includes amounts with a related party (see Note 6).

6.  RELATED PARTY TRANSACTIONS

     The Company has a note payable due December 31, 2004 that accrues interest at the greater of prime rate plus 2% or 10%, if to a limited partnership, of which an officer of the Company is a partner. Interest expense relating to this note approximated $181,691 for the period from October 1, 1995 to July 31, 1996.

     The Company's accounts receivable at July 31, 1996 include $225,889 of customer balances due from the sole shareholder of the company, Prestige Care, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
NCS HealthCare, Inc.

     We have audited the accompanying combined balance sheet of Thrifty Medical Systems (Systems) as of June 30, 1996, and the related combined statements of income and cash flows for the year then ended. These financial statements are the responsibility of Systems' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Thrifty Medical Systems at June 30, 1996, and the combined results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
August 26, 1996

                            THRIFTY MEDICAL SYSTEMS

                             COMBINED BALANCE SHEET

                                 JUNE 30, 1996

                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents....................................................    $    1,560
  Accounts receivable, less allowance for doubtful accounts of $327,300........     2,529,786
  Inventories, less obsolescence reserve of $125,000...........................       967,536
  Deferred income taxes........................................................       135,500
  Other........................................................................         5,753
                                                                                   ----------
Total current assets...........................................................     3,640,135
PROPERTY AND EQUIPMENT
  Fixtures and equipment.......................................................     1,275,222
  Land, building and improvements..............................................       363,545
  Vehicles.....................................................................       440,684
                                                                                   ----------
                                                                                    2,079,451
  Less accumulated depreciation................................................       916,449
                                                                                   ----------
                                                                                    1,163,002
                                                                                   ----------
TOTAL ASSETS...................................................................    $4,803,137
                                                                                   ==========

                            See accompanying notes.

                            THRIFTY MEDICAL SYSTEMS

                             COMBINED BALANCE SHEET

                                 JUNE 30, 1996

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable.............................................................    $  658,323
  Accrued payroll..............................................................        63,736
  Income taxes payable.........................................................       356,100
  Accrued expenses and other...................................................        36,004
  Notes payable to principal shareholders......................................       352,236
  Current portion of long-term debt............................................     1,567,935
                                                                                   ----------
          Total current liabilities............................................     3,034,334
Long-term debt, excluding current portion......................................       406,649
STOCKHOLDERS' EQUITY
  Common stock, no par value; 500 shares authorized, issued and outstanding....           500
  Retained earnings............................................................     1,361,654
                                                                                   ----------
                                                                                    1,362,154
                                                                                   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................    $4,803,137
                                                                                   ==========

                            See accompanying notes.

                            THRIFTY MEDICAL SYSTEMS

                          COMBINED STATEMENT OF INCOME

                            YEAR ENDED JUNE 30, 1996

Revenues......................................................................    $10,985,666
Cost of revenues..............................................................      5,800,923
                                                                                  -----------
Gross profit..................................................................      5,184,743
Selling, general and administrative expenses..................................      4,475,562
                                                                                  -----------
Operating income..............................................................        709,181
Interest expense..............................................................        159,265
                                                                                  -----------
Income before income taxes....................................................        549,916
Income tax expense............................................................        220,600
                                                                                  -----------
Net income....................................................................    $   329,316
                                                                                  ===========

                            See accompanying notes.

                            THRIFTY MEDICAL SYSTEMS

                        COMBINED STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 30, 1996

OPERATING ACTIVITIES
Net income....................................................................    $   329,316
  Depreciation................................................................        278,256
  Provision for doubtful accounts.............................................        356,793
  Provision for inventory obsolescence reserve................................         43,000
  Deferred income taxes.......................................................        (23,200)
  Changes in operating assets and liabilities:
     Accounts receivable......................................................       (868,867)
     Inventories..............................................................       (344,099)
     Other assets.............................................................            565
     Accounts payable.........................................................         27,461
     Accrued payroll and income taxes payable.................................         18,245
     Income taxes payable.....................................................        243,800
     Accrued expenses and other...............................................         34,243
                                                                                  -----------
Net cash provided by operating activities.....................................         95,513
INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment........................       (358,562)
                                                                                  -----------
Net cash used in investing activities.........................................       (358,562)
FINANCING ACTIVITIES
Proceeds from additional debt.................................................        651,030
Repayments of debt............................................................       (390,404)
                                                                                  -----------
Net cash provided by financing activities.....................................        260,626
                                                                                  -----------
Net decrease in cash and cash equivalents.....................................         (2,423)
Cash and cash equivalents at beginning of year................................          3,983
                                                                                  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................................    $     1,560
                                                                                  ===========
INTEREST PAID.................................................................    $   159,265
                                                                                  ===========
TAXES PAID....................................................................    $         0
                                                                                  ===========

                            See accompanying notes.

                            THRIFTY MEDICAL SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                            YEAR ENDED JUNE 30, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Thrifty Medical of Tulsa, LLC which is a limited liability company, Northside Pharmacy, Inc., a C Corporation, and Thrifty Medical Supply, Inc., a C Corporation are under common control and are combined as Thrifty Medical Systems (Systems). All entities operate in one business segment providing a broad range of health care services primarily to long-term care, assisted living facilities and other institutional settings. These services include pharmacy, pharmacy consulting, infusion therapy and home care services.

     On August 13, 1996 NCS Healthcare, Inc. purchased substantially all of the assets of Thrifty Medical Supply of Tulsa, LLC and all of the outstanding stock of Northside Pharmacy, Inc. and Thrifty Supply, Inc.

REVENUE RECOGNITION

     Revenue is recognized when products or services are provided to the customer. A significant portion of Systems' revenues from sales of pharmaceutical and medical products are reimbursable from third-party payors (principally Medicaid and Medicare). Systems monitors its receivables from these reimbursement sources under policies established by management and reports such revenues at the net realizable amount expected to be received from these third-party payors. In addition, an allowance for doubtful accounts is provided for the estimated losses that will be incurred in the collection of outstanding accounts receivable balances. Estimated losses are based on a review of the current status of outstanding accounts receivable balances.

CASH EQUIVALENTS

     Systems considers all investments in highly liquid instruments with original maturities of three months or less at the date purchased to be cash equivalents. Investments in cash equivalents are carried at cost which approximates market value.

INVENTORIES

     Inventories consist primarily of purchased pharmaceuticals and medical supplies and are stated at the lower of cost or market, determined using primarily the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

     Property and equipment are on the basis of cost. Depreciation (including amortization of capital leased assets) on property and equipment is computed using an accelerated method for all property and equipment over the estimated useful lives of the assets or lease period, whichever is less.

INCOME TAXES

     Systems follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This accounting standard requires that the liability method be used in accounting for income taxes. Under this accounting method, deferred income taxes are determined based on the differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that apply in the periods in which the deferred income tax asset or liability is expected to be realized or settled.

                            THRIFTY MEDICAL SYSTEMS

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from these estimates.

2.  LONG-TERM DEBT

     Long-term debt consists of the following:

     Notes payable due in monthly installments through October,
       1998 at interest rates ranging from 8.49% to 10.25%..................  $  828,199
     9.5% notes payable due in monthly installments through
       January, 2000........................................................     681,238
     Credit facility up to $100,000 at 9.5% due July, 1996..................      96,000
     8.0% notes payable due in October, 1996................................      22,442
     Various capital lease agreements due in monthly installments through October, 1996 at interest rates ranging from 9.25% to
       10.25%...............................................................     331,354
     Other..................................................................      15,351
                                                                              ----------
     Total long-term debt...................................................   1,974,584
     Less: current portion..................................................   1,567,935
                                                                              ----------
     LONG-TERM PORTION......................................................  $  406,649
                                                                              ==========

     The future maturities of long-term debt are as follows:

Fiscal Years Ending June 30:
     1997.............................................  $1,567,935
     1998.............................................     247,220
     1999.............................................     101,303
     2000.............................................      58,126
                                                        ----------
                                                        $1,974,584
                                                        ==========

3.  INCOME TAX EXPENSE

     Income tax expense for the year ended June 30, 1996 consists of:

                                                           CURRENT     DEFERRED     TOTAL
                                                           --------    --------    --------
     Federal                                               $204,800    $(18,600)   $186,200
     State                                                   39,000      (4,600)     34,400
                                                           --------    --------    --------
                                                           $243,800    $(23,200)   $220,600
                                                           ========    ========    ========

     Systems' deferred income tax asset is due to the temporary effects of the allowance for doubtful accounts and accrued expenses.

     The differences between the statutory federal income tax rate of 34% and the effective income tax rate of 40% is due primarily to state income taxes, net of federal benefit.

                            THRIFTY MEDICAL SYSTEMS

4.  OPERATING LEASES

     Systems is obligated under several operating leases primarily for real estate and machinery. Future minimum lease payments under noncancelable operating leases as of June 30, 1996 are as follows:

Year Ending June 30:
     1997.............................................  $ 66,683
     1998.............................................    45,472
     1999.............................................    26,202
     2000.............................................       660
     2001.............................................       660
                                                        --------
                                                        $139,677
                                                        ========

     Rent expense for Systems was $198,123 for the year ended June 30, 1996.

5.  RELATED PARTY TRANSACTIONS

     Systems leases certain primary operating facilities from its principal shareholder under a month-to-month operating lease agreement. Systems paid the principal shareholder $59,300 of rent expense for the year ended June 30, 1996.

     Systems has non-interest bearing demand notes payable to its principal shareholders amounting to $352,236 at June 30, 1996.

6.  401(K) PLAN

     Systems maintains a 401(k) plan covering all eligible employees which allows for both employer and employee contributions. Systems' contributions to the plan and related expense recorded approximated $6,000 for the year ended June 30, 1996.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   6
The Company............................   9
Use of Proceeds........................  10
Price Range of Class A Common Stock....  10
Dividend Policy........................  10
Capitalization.........................  11
Selected Consolidated Financial Data...  12
Pro Forma Consolidated Financial
  Data.................................  13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  17
Business...............................  20
Management.............................  32
Certain Transactions...................  36
Principal and Selling Stockholders.....  37
Description of Capital Stock...........  38
Shares Eligible for Future Sale........  42
Underwriting...........................  43
Legal Matters..........................  44
Experts................................  44
Available Information..................  44
Index to Financial Statements.......... F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                3,250,000 SHARES

                                  [NCS LOGO]

                              NCS HEALTHCARE, INC.

                              CLASS A COMMON STOCK
                               ------------------

                                   PROSPECTUS

                                           , 1996
                               ------------------

                               SMITH BARNEY INC.
                            WILLIAM BLAIR & COMPANY
                             MONTGOMERY SECURITIES
                               MCDONALD & COMPANY
                                SECURITIES, INC.

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the shares of Class A Common Stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the Nasdaq National Market Listing Fee, all amounts are estimates.

     Securities and Exchange Commission Registration Fee.....................   $ 41,866
     National Association of Securities Dealers, Inc. Filing Fee.............     12,647
     Nasdaq National Market Listing Fee......................................     17,500
     Printing and Engraving Costs............................................    180,000
     Accounting Fees and Expenses............................................    197,000
     Legal Fees and Expenses (excluding Blue Sky)............................    125,000
     Blue Sky Fees and Expenses..............................................     20,000
     Transfer Agent and Registrar Fees.......................................      5,000
     Miscellaneous...........................................................        987
                                                                                --------
       Total.................................................................   $600,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's By-laws provides that the Registrant shall indemnify, to the fullest extent permitted by Delaware law, any Director or officer who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she, or a person of he or she is the legal representative, is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a Director, officer, partner, trustee, employee or agent of another entity, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement) reasonably incurred by such person in connection therewith. In addition, provisions of The Registrant's By-laws provide for the advancement of expenses, including attorneys' fees, incurred by a Director or officer of the Registrant in defending any proceeding for which indemnification is provided under the By-laws upon receipt of an undertaking to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant as authorized in the By-laws. In addition, the By-laws permit the Registrant to maintain insurance, at its expense, to protect itself and any of its Directors or officers or individuals serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another entity, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 102 (b) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's duty of care. Accordingly, the Registrant's Amended Certificate of Incorporation provides that a Director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. The Registrant's Amended Certificate of Incorporation further provides that any repeal, amendment or other modification of the foregoing provisions will not affect the liability or alleged liability of any Director of the corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     In addition to the foregoing, the Registrant has entered into indemnity agreements with its executive officers and Directors. The indemnity agreements provide that such persons will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines, amounts paid or incurred by them for settlement in any action or proceeding on account of their service as a Director or officer of the Registrant or of any subsidiary of the Registrant or of any other entity in which they are serving at the request of the Registrant.

     The agreements bind the registrant to provide indemnification to Directors and officers whether or not the Registrant maintains Directors and officers liability insurance coverage and regardless of any future changes in the By-laws. The protection to be afforded Directors and officers by the agreements is broader than that provided under the indemnification provisions contained in the By-laws, in that the agreements expressly provide for the advancement of expenses and for indemnification with respect to amounts paid in settlements of derivative actions.

     Reference is made to the Form of Underwriting Agreement filed as Exhibit
1.1 hereto with respect to the indemnification provisions contained therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished as to securities of the Registrant sold within the past three years that were not registered under the Securities Act of 1933 (the "Act"). All of the information is adjusted for the 46-for-1 stock split.

          (a) On February 26, 1994, the Registrant sold 124,450 shares of Class B Common Stock at a price of $4.09 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (b) On May 1, 1994, the Registrant granted an option to purchase 46,092 shares of Class B Common Stock at a price of $4.09 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (c) On May 1, 1994, the Registrant sold 46,092 shares of Class B Common Stock at a price of $4.09 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (d) On December 28, 1994, the Registrant sold 323,247 shares of Class B Common Stock at a price of $6.19 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (e) On December 28, 1994, the Registrant granted an option to purchase 118,458 shares of Class B Common Stock at $6.19 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (f) On January 17, 1995, the Registrant issued 7,467 shares of Class A Common Stock in connection with the acquisition of Hunsicker's. Exemption from registration is claimed under Section 4(2) of the Act.

          (g) On May 1, 1995, the Registrant granted options to purchase 11,523 shares of Class A Common Stock at a price of $6.19 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (h) On August 24, 1995, the Registrant sold 3,188 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (i) On August 24, 1995, the Registrant granted options to purchase 3,188 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (j) On September 1, 1995, the Registrant granted options to purchase 1,228 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (k) On September 1, 1995, the Registrant sold 1,228 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (l) On November 3, 1995, the Registrant sold 2,592 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (m) On November 3, 1995, the Registrant granted an option to purchase 2,592 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (n) On November 30, 1995, the Registrant issued $5.0 million aggregate principal amount of its 10% convertible subordinated debentures due September 30, 1996. The holders of these debentures had the right to convert all or any portion of their debentures into shares of Class A Common Stock at a conversion price equal to 85% of the initial public offering price of the Class A Common Stock. These debentures were issued at 100% of par. Exemption from registration is claimed under Section 4(2) of the Act and Regulation D promulgated thereunder.

          (o) On December 1, 1995, the Registrant sold 452 shares of Class A Common Stock for $7.33 per share and granted options to purchase 452 shares of Class A Common Stock at a price of $7.33 per share. Exemption from registration is claimed under Sections 4(2) and 2(3) of the Act, respectively.

          (p) On December 12, 1995, the Registrant issued 46,092 shares of Class B Common Stock pursuant to the exercise of an option to purchase 46,092 shares of Class B Common Stock granted on December 28, 1994 for $6.19 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (q) On December 13, 1995, the Registrant issued 46,092 shares of Class B Common Stock pursuant to the exercise of an option to purchase 46,092 shares of Class B Common Stock granted on May 1, 1994 for $4.09 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (r) On December 28, 1995, the Registrant issued 281,917 shares of Class B Common Stock pursuant to the exercise of an option to purchase 281,917 shares of Class B Common Stock granted in 1988 for $1.41 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (s) On December 14, 1995, the Registrant issued 516,237 shares of Class B Common Stock pursuant to the exercise of an option to purchase 516,237 shares of Class B Common Stock granted in 1987 for $1.38 per share. Exemption from registration is claimed under Section 4(2) of the Act.

          (t) On January 29, 1996 the Registrant granted options to purchase 84,040 shares of Class A Common Stock, effective as of February 13, 1996, to an aggregate of 26 employees at an exercise price of $16.50 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (u) On February 14, 1996 the Registrant issued 356,499 shares of its Class A Common Stock upon the conversion of its 10% convertible subordinated debentures due September 30, 1996. Exemption from registration is claimed under Section 3(a)(9) of the Act.

          (v) On May 15, 1996 the Registrant issued 41,380 shares of Class A Common Stock in connection with the acquisition of UniCare. Exemption from registration is claimed under Section 4(2) of the Act.

          (w) On July 11, 1996 the Registrant issued 21,668 shares of Class A Common Stock in connection with the acquisition of Advanced Rx. Exemption from registration is claimed under Section 4(2) of the Act.

          (x) On August 1, 1996 the Registrant issued 273,245 shares of Class A Common Stock in connection with the acquisition of IPAC. Exemption from registration is claimed under Section 4(2) of the Act.

          (y) On August 13, 1996 the Registrant issued 84,876 shares of Class A Common Stock in connection with the acquisition of Thrifty. Exemption from registration is claimed under Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

          See Exhibit Index at page E-1 of this Registration Statement.

     (b) Financial Statement Schedules

        None

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 29, 1996.

                                            NCS HealthCare, Inc.

                                            By: /s/ JON H. OUTCALT
                                              Jon H. Outcalt
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a Director and/or officer of NCS HealthCare, Inc., a Delaware corporation, hereby constitutes and appoints Jon H. Outcalt, Kevin B. Shaw, Jeffrey R. Steinhilber, Thomas F. McKee, Edward W. Moore and David A. Basinski, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 29, 1996.

               SIGNATURE                                          TITLE
- ----------------------------------------    -------------------------------------------------
/s/ JON H. OUTCALT                          Chairman of the Board of Directors
  Jon H. Outcalt
/s/ KEVIN B. SHAW                           President, Chief Executive Officer and Director
  Kevin B. Shaw                             (Principal Executive Officer)
/s/ JEFFREY R. STEINHILBER                  Chief Financial Officer (Principal Financial and
  Jeffrey R. Steinhilber                    Accounting Officer)
/s/ A. MALACHI MIXON III                    Director
  A. Malachi Mixon III
/s/ BOAKE A. SELLS                          Director
  Boake A. Sells
/s/ JAMES B. NAYLOR                         Director
  James B. Naylor
/s/ RICHARD L. OSBORNE                      Director
  Richard L. Osborne
/s/ PHYLLIS K. WILSON                       Director
  Phyllis K. Wilson

                                 EXHIBIT INDEX

                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
                                                                                    NUMBERING
EXHIBIT NO.                            DESCRIPTION                                   SYSTEM
- ----------- ------------------------------------------------------------------   ---------------
    1.1     Form of Underwriting Agreement
    2.1     Stock Purchase Agreement, dated December 1994, by and among
            Aberdeen Group, Inc. and Calvin Hunsicker.........................           A
    2.2     Asset Purchase Agreement, dated May 10, 1995, by and among Quality
            Health Care NCS, Inc., Low Cost Health Care of Indiana, Inc.,
            Marvin R. Richardson, Melanie A. Richardson, and Richard A.
            Freese............................................................           A
    2.3     Stock Purchase Agreement, dated September 1, 1995, by and among
            Aberdeen Group, Inc. and each of the owners of shares of capital
            stock of Corinthian Healthcare Systems, Inc.......................           A
    2.4     Stock Purchase Agreement dated as of October 1, 1995 by and
            between James F.J. Kane and Aberdeen Group, Inc...................           A
    2.5     Certificate of Ownership and Merger of Aberdeen Group, Inc. with
            and into the Registrant...........................................           A
    2.6     Stock Purchase Agreement, dated May 15, 1996, by and among the
            Registrant and the owners of capital stock of Uni-Care Health
            Services, Inc., a New Hampshire corporation and Uni-Care Health
            Services of Maine, Inc., a New Hampshire corporation..............           B
    2.7     Asset Purchase Agreement, dated as of July 31, 1996, by and among the Registrant, NCS HealthCare of Oregon, Inc., an Ohio
            corporation, IPAC Pharmacy, Inc., an Oregon corporation and
            Prestige Care, Inc., a Washington corporation.....................           C
    2.8     Asset Purchase Agreement, dated August 13, 1996, by and among NCS
            HealthCare of Oklahoma, Inc., an Oklahoma corporation, Med-Equip
            Homecare Equipment Service, Inc., an Oklahoma corporation, Gail
            Benjamin, Willis V. Smith and John Tarr...........................           D
    2.9     Asset Purchase Agreement, dated August 13, 1996, by and among
            Thrifty Medical of Tulsa, L.L.C., an Oklahoma limited liability company, Willis V. Smith, Charles Oliver and NCS HealthCare of
            Oklahoma, Inc., an Oklahoma corporation...........................           D
    2.10    Agreement of Merger, dated August 13, 1996, by and among Northside
            Pharmacy, Inc., an Oklahoma corporation, Willis V. Smith, Charles
            Oliver, the Willis Vernon Smith Unitrust Dated August 8, 1996, NCS
            HealthCare of Oklahoma, Inc., an Oklahoma corporation, and the
            Registrant........................................................           D
    2.11    Stock Purchase Agreement, dated August 13, 1996, by and among the
            Willis Vernon Smith Unitrust Dated August 8, 1996, Charles Oliver,
            Willis V. Smith and the Registrant................................           D
    3.1     Certificate of Incorporation of the Registrant....................           A
    3.2     By-Laws of the Registrant.........................................           A
    3.3     Amended and Restated Certificate of Incorporation of the
            Registrant........................................................           A
    3.4     Amended By-Laws of the Registrant.................................           A
    4.1     Specimen certificate of the Company's Class A Common Stock........           A
    4.2     Specimen certificate of the Company's Class B Common Stock........           A
    4.3     Commercial Demand Note dated August 5, 1996.......................
    5.1     Opinion of Calfee, Halter & Griswold as to the validity of the shares of Class A Common Stock....................................
   10.1     Deferred Compensation Agreement, dated as of January 1, 1994, by and between Modern Pharmacy Consultants, Inc. and Phyllis K.
            Wilson............................................................           A
   10.2     1996 Long Term Incentive Plan.....................................           A

                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
                                                                                    NUMBERING
EXHIBIT NO.                            DESCRIPTION                                   SYSTEM
- ----------- ------------------------------------------------------------------   ---------------
   10.3     Aberdeen Group, Inc. 1995 Amended and Restated Employee Stock
            Purchase and Option Plan..........................................           A
   10.4     Amended and Restated Stock Option Agreement, dated as of December
            3, 1993, by and between Aberdeen Group, Inc. and Richard L.
            Osborne...........................................................           A
   10.5     Amended and Restated Stock Option Agreement, dated as of December
            28, 1994, by and between Aberdeen Group, Inc. and Jeffrey R.
            Steinhilber.......................................................           A
   10.6     Lease Agreement dated as July 16, 1990 by and among Crow-O'Brien-
            Woodhouse I Limited Partnership and Aberdeen Group, Inc. and Van
            Cleef Properties, Inc.............................................           A
   10.7     Lease Agreement dated as of January 1, 1992 by and between PR
            Realty and Nursing Center Services, Inc...........................           A
   10.8     Industrial Lease Agreement dated as of May 28, 1993 by and between
            Industrial Developments International, Inc. and Corinthian
            Pharmaceutical Systems, Inc.......................................           A
   10.9     Lease dated as of January 17, 1995 by and between Calvin Hunsicker
            and Brenda Hunsicker and Aberdeen Group, Inc......................           A
   10.10    Form of Indemnity Agreement by and between the Registrant and each
            of its Directors and Executive Officers...........................           A
   10.11    Employment and Noncompetition Agreement, dated as of September 1,
            1995, by and between Aberdeen Group, Inc. and William B. Byrum,...
   11.1     Statement regarding computation of net income (loss) per common share.............................................................
   21.1     Subsidiaries of the Registrant....................................
   23.1     Consent of Calfee, Halter & Griswold (included in Exhibit 5.1 of this Registration Statement)......................................
   23.2     Consent of Ernst & Young LLP......................................
   23.3     Consent of R.E. Reed & Company....................................
   24.1     Power of Attorney and related certified resolution................

- ---------------

(A) Incorporated herein by reference to the appropriate exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-80455).

(B) Incorporated herein by reference to the appropriate exhibit to the Registrant's Current Report on Form 8-K, dated May 15, 1996 (File No. 0-027602).

(C) Incorporated herein by reference to the appropriate exhibit to the Registrant's Current Report on Form 8-K, dated August 1, 1996 (File No. 0-027602).

(D) Incorporated herein by reference to the appropriate exhibit to the Registrant's Current Report on Form 8-K, dated August 13, 1996 (File No. 0-027602).

                                       E-2